Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

ROCKWELL COLLINS, INC.,

QUARTERBACK MERGER SUB CORP.

and

B/E AEROSPACE, INC.

Dated as of October 23, 2016

TABLE OF CONTENTS

Article I

THE MERGER

i

	Article VIII

	GENERAL PROVISIONS

Section 8.1	Non-Survival of Representations and Warranties	86
Section 8.2	Expenses	86
Section 8.3	Notices	86
Section 8.4	Interpretation; Certain Definitions	88
Section 8.5	Severability	88
Section 8.6	Assignment	89
Section 8.7	Entire Agreement	89
Section 8.8	No Third-Party Beneficiaries	89
Section 8.9	Governing Law	89
Section 8.10	Specific Performance	89
Section 8.11	Consent to Jurisdiction	90
Section 8.12	Counterparts	90
Section 8.13	WAIVER OF JURY TRIAL	90
Section 8.14	Certain Claims	91

	APPENDICES AND EXHIBITS

Appendix A	Definitions
Exhibit A	Certificate of Incorporation
Exhibit B	Company Closing Representation Letter
Exhibit C	Parent Closing Representation Letter
Exhibit D	Company Signing Representation Letter
Exhibit E	Parent Signing Representation Letter

INDEX OF DEFINED TERMS

Term	Section
Additional Tax Counsel	5.15(i)
Affiliate	Appendix A
Agreement	Preamble
Anti-Corruption Laws	3.20(a)
Antitrust Laws	3.5(b)
Aviation Regulations	3.19
Book-Entry Shares	2.1(a)(ii)
Business Day	Appendix A
Bylaws	3.1
Canceled Shares	2.1(a)(i)
Capitalization Date	3.2(a)
Cash Consideration	2.1(a)(ii)
Certificate of Incorporation	3.1
Certificate of Merger	1.3
Certificates	2.1(a)(ii)
Closing	1.2
Closing Date	1.2
Code	Appendix A
Company	Preamble
Company Acquisition Proposal	Appendix A
Company Adverse Recommendation Change	5.6(c)
Company Benefit Plan	3.12(a)
Company Board	Recitals
Company Closing Representation Letter	5.15(b)
Company Common Stock	2.1(a)(i)
Company Disclosure Letter	Appendix A
Company DSU Award	2.3(c)
Company Equity Awards	Appendix A
Company Equity Plan	Appendix A
Company ERISA Affiliate	Appendix A
Company ESPP	Appendix A
Company Expenses	7.3(d)
Company Fundamental Representations	6.2(a)
Company Intervening Event	Appendix A
Company Leased Real Property	3.16(b)
Company Material Adverse Effect	Appendix A
Company Material Contract	3.14(a)
Company Option	Appendix A
Company Owned Real Property	3.16(a)
Company Permits	3.10(a)
Company Preferred Stock	3.2(a)
Company Real Property	3.16(b)

v

Company Recommendation	Appendix A
Company Related Parties	7.3(f)
Company Restricted Stock Award	2.3(a)
Company RSU Award	2.3(b)
Company SEC Documents	3.6(a)
Company Signing Representation Letter	Appendix A
Company Stockholder Approval	3.4
Company Stockholders’ Meeting	5.3(b)
Company Superior Proposal	Appendix A
Company Tax Counsel	Appendix A
Company Termination Fee	Appendix A
Confidentiality Agreement	Appendix A
Consent	3.5(b)
Continuation Period	5.11(a)
Contract	Appendix A
Control	Appendix A
Covered Employees	5.11(a)
Customs & International Trade Authorizations	Appendix A
Customs & International Trade Laws	Appendix A
D&O Indemnified Parties	5.8(a)
Delaware Secretary of State	Appendix A
DGCL	Recitals
Dissenting Shares	2.5
EDGAR	III
Effective Time	1.3
Environmental Laws	Appendix A
Equity Award Exchange Ratio	Appendix A
ERISA	Appendix A
Exchange Act	Appendix A
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	Appendix A
Existing Credit Agreement	Appendix A
FAA	3.19
FCPA	Appendix A
Financing Source	Appendix A
Foreign Plan	Appendix A
Form S-4	3.11
GAAP	Appendix A
Governmental Authority	Appendix A
Hazardous Materials	Appendix A
HSR Act	Appendix A
Indebtedness	Appendix A
Intellectual Property Rights	3.15(b)
IRS	Appendix A
Joint Proxy Statement	3.11

KLX	Appendix A
KLX Closing Representation Letter	Appendix A
KLX Contribution	Appendix A
KLX Debt Repayment	Appendix A
KLX Distribution	Appendix A
KLX External Spin-Off	Appendix A
KLX Internal Restructuring	Appendix A
KLX Signing Representation Letter	Appendix A
KLX Spin-Off Tax Treatment	Appendix A
KLX Tax Sharing Agreement	3.13(e)
KLX TSA Amendment	3.28(a)
Knowledge	Appendix A
Labor Agreement	3.12(j)
Law	Appendix A
Lien	Appendix A
Merger	Recitals
Merger Consideration	2.1(a)(ii)
Merger Sub	Preamble
NASDAQ	Appendix A
Non-Employee Directors Plan	2.3(c)
NYSE	4.5(b)
OFAC	Appendix A
Order	Appendix A
Parent	Preamble
Parent Acquisition Proposal	Appendix A
Parent Adverse Recommendation Change	5.7(c)
Parent Benefit Plan	Appendix A
Parent Board	Recitals
Parent Closing Representation Letter	5.15(c)
Parent Common Stock	Recitals
Parent Disclosure Letter	Appendix A
Parent Equity Awards	Appendix A
Parent ERISA Affiliate	Appendix A
Parent Expenses	7.3(c)
Parent Fundamental Representations	6.3(a)
Parent Intervening Event	Appendix A
Parent Material Adverse Effect	Appendix A
Parent Material Contract	4.14
Parent Organizational Documents	Appendix A
Parent Permits	4.10(a)
Parent Recommendation	Appendix A
Parent Related Parties	7.3(f)
Parent Retention Awards	5.11(i)
Parent SEC Documents	4.6(a)
Parent Signing Representation Letter	Appendix A
Parent Stock Issuance	Recitals

Parent Stock Price	Appendix A
Parent Stockholder Approval	4.4
Parent Stockholders’ Meeting	5.3(c)
Parent Superior Proposal	Appendix A
Parent Tax Counsel	Appendix A
Parent Termination Fee	Appendix A
Payoff Letter	5.14
Permitted Lien	Appendix A
Person	Appendix A
Proceedings	Appendix A
Release	Appendix A
Representative	Appendix A
Sanctioned Country	Appendix A
Sanctioned Person	Appendix A
Sanctions	Appendix A
Sarbanes-Oxley Act	Appendix A
SEC	Appendix A
Securities Act	Appendix A
Securities Laws	Appendix A
Security	Appendix A
Security Clearances	Appendix A
Subsidiary	Appendix A
Surviving Corporation	1.1
Tax	Appendix A
Tax Returns	Appendix A
Taxes	Appendix A
Termination Date	7.1(b)(i)
Trading Day	Appendix A
Treasury Regulations	Appendix A
VWAP	Appendix A

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2016 (this “Agreement”), is made by and among Rockwell Collins, Inc., a Delaware corporation (“Parent”), Quarterback Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and B/E Aerospace, Inc., a Delaware corporation (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them herein.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have unanimously approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, the respective boards of directors of the Company (the “Company Board”), Parent (the “Parent Board”) and Merger Sub have unanimously approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving as a direct or indirect wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Company Board has, subject to Section 5.6, unanimously resolved to recommend that the Company’s stockholders approve the adoption of this Agreement;

WHEREAS, the Parent Board has, subject to Section 5.7, unanimously resolved to recommend that Parent’s stockholders approve the issuance of shares of Parent common stock, par value $0.01 per share (the “Parent Common Stock”), in connection with the Merger (the “Parent Stock Issuance”); and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1                                    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and a direct or indirect, wholly owned Subsidiary of Parent (the “Surviving Corporation”).

Section 1.2                                    The Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (local time) on a date to be specified by the parties hereto, but no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois.

Section 1.3                                    Effective Time. Concurrently with the Closing, the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Delaware Secretary of State as provided under the DGCL. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such other date and time as is agreed between Parent and the Company and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.4                                    Certificate of Incorporation/Charter; Bylaws.

(a)                                 The Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation and, in each case, subject to Section 5.8.

(b)                                 The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be “B/E Aerospace, Inc.”, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws and, in each case, subject to Section 5.8.

Section 1.5                                    Board of Directors; Officers. The members of the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the members of the board of directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1                                    Effect on Securities.

(a)                                 Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub:

(i)                                     Cancellation of Company Securities. Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held by the Company as treasury stock or held, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof (such shares, “Canceled Shares”).

(ii)                                  Conversion of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) shall be converted into the right to receive, in accordance with the terms of this Agreement, (A) $34.10 per share in cash, without interest, from Parent (such amount of cash, the “Cash Consideration”) and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.1(c), such shares of Parent Common Stock and any such cash in lieu of fractional shares, together with the Cash Consideration, the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(a)(ii) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration.

(iii)                               Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)                                 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number or type of outstanding shares of Parent Common Stock or Company Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(c)                                  Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1(a)(ii), and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. All fractional shares that a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3) decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.1(c), be entitled under Section 2.1(a)(ii) and (ii) the Parent Stock Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amount, without interest, to the holders of Company Common Stock entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to this Section 2.1(c) is not a separately bargained-for consideration.

Section 2.2                                    Exchange of Certificates.

(a)                                 Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 2.1(a)(ii). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article II through the Exchange Agent, (i) book-entry shares (or certificates if requested) representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(a)(ii) in exchange for outstanding shares of Company Common Stock and (ii) cash in an aggregate amount necessary to pay the Cash Consideration portion of the Merger Consideration, and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.2(d) (such shares of Parent Common Stock and Cash Consideration provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, the “Exchange Fund”). For purposes of the deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.1(c). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.1(a)(ii), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1, except as expressly provided for in this Agreement.

(b)                                 As promptly as practicable following the Effective Time and, in no event later than the fifth (5th) Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, and which shall be in the form and have such other provisions as Parent may reasonably specify) and (ii) instructions (which instructions shall be in the form and have such other provisions as Parent and Company may reasonably specify) for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for (A) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates or Book-Entry Shares pursuant to Section 2.1(a)(ii), (C) any dividends or other distributions payable pursuant to Section 2.2(d) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(c).

(c)                                  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, (i) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares, (ii) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate or Book-Entry Shares pursuant to Section 2.1(a)(ii), (iii) any dividends or other distributions payable pursuant to Section 2.2(d) and (iv) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(c), and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. Until surrendered as contemplated by this Section 2.2(c), each Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration as contemplated by this Section 2.2(c) and any dividends or other distributions payable pursuant to Section 2.2(d). The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash payable upon the surrender of the Certificates or Book-Entry Shares.

(d)                                 Distributions with Respect to Unexchanged Shares. Subject to applicable Law, following surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares for cancellation to the Exchange Agent, there shall be paid to the holder of the Parent Common Stock issued in exchange for such Certificate or Book-Entry Shares, without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), payable with respect to such shares of Parent Common Stock.

(e)                                  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2(d)) may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(f)                                   Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.2(d).

(g)                                  No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interest of any Person previously entitled thereto.

(h)                                 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment shall relieve Parent or the Exchange Agent from making the payments required by this Article II, and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Common Stock in the amount of such losses. Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.

(i)                                     Withholding. Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this

Agreement to any former holder of Company Common Stock or holder of Company Equity Awards such amounts as Parent or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

Section 2.3                                    Company Equity Awards.

(a)                                 Treatment of Company Restricted Stock Awards. Except as set forth in Section 2.3(a)(ii), Parent shall not assume any award of Company Common Stock subject to time-based, performance or other vesting or lapse restrictions (each a “Company Restricted Stock Award”) or substitute for any Company Restricted Stock Award any similar award of Parent Common Stock, in connection with the Merger.

(i)                                     As of immediately prior to the Effective Time, (A) each Company Restricted Stock Award that was granted prior to the date of this Agreement and that remains outstanding immediately prior to the Effective Time, shall, to the extent not vested, become fully vested; provided that to the extent that such award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the maximum level and (B) each Company Restricted Stock Award shall be canceled without any action on the part of any holder or beneficiary thereof in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of (1) the Merger Consideration and (2) the number of shares of Company Common Stock represented by such Company Restricted Stock Award, less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld; provided, further, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company Restricted Stock Award which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company Restricted Stock Award if required in order to comply with Section 409A of the Code. For the purpose of the preceding sentence, the portion of the Merger Consideration that consists of shares of Parent Common Stock shall be converted to a lump sum cash payment equal to the product of (x) the number of such shares of Parent Common Stock and (y) the Parent Stock Price.

(ii)                                  Except as provided in Section 2.3(a)(ii) of the Company Disclosure Letter, as of immediately prior to the Effective Time each Company Restricted Stock Award that is granted by the Company on or following the date of this Agreement and that remains outstanding immediately prior to the Effective Time, shall, without any action on the part of the holders thereof, be assumed by Parent and converted into a restricted stock award of Parent covering that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to the Company Restricted Stock Award immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio; provided that to the extent that such Company Restricted Stock Award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the target level performance with respect to the applicable performance period and shall be subject to the time-based vesting schedule applicable to such Company Restricted Stock Award and will be settled as provided in the award agreement applicable to such Company Restricted Stock Award, subject only to the continued service of the grantee with the Surviving Corporation, Parent or an Affiliate through each applicable vesting date (except to the extent that the applicable award agreement provides for accelerated vesting in connection with termination of service or a change in control occurring after the Effective Time) but shall not be subject to any performance metrics following the Effective Time.

(b)                                 Treatment of Company RSU Awards. Except as set forth in Section 2.3(b)(ii) below, Parent shall not assume any restricted stock unit awards, including any stock unit held under the Company 2010 Deferred Compensation Plan (each a “Company RSU Award”), or substitute for any Company RSU Award any similar award for Parent Common Stock, in connection with the Merger.

(i)                                     As of immediately prior to the Effective Time, (A) each Company RSU Award subject to time-based, performance or other vesting restrictions that was granted prior to the date of this Agreement and that remains outstanding immediately prior to the Effective Time, shall, to the extent not vested, become fully vested; provided that to the extent that such award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the maximum level and (B) each such Company RSU Award, whether payable in cash or shares of Company Common Stock, shall be canceled without any action on the part of any holder or beneficiary thereof in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of (1) the Merger Consideration and (2) the number of shares of Company Common Stock represented by such Company RSU Award, less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld; provided, further, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any such Company RSU Award which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU Award if required in order to comply with Section 409A of the Code. For the purpose of the preceding sentence, the portion of the Merger Consideration that consists of shares of Parent Common Stock shall be converted to a lump sum cash payment equal to the product of (x) the number of such shares of Parent Common Stock and (y) the Parent Stock Price.

(ii)                                  Except as provided in Section 2.3(b)(ii) of the Company Disclosure Letter, as of immediately prior to the Effective Time each Company RSU Award that is granted by the Company on or following the date of this Agreement and that remains outstanding immediately prior to the Effective Time, shall, without any action on the part of the holders thereof, be assumed by Parent and converted into a restricted stock unit award of Parent covering that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Effective Time by (B) the Equity Award

Exchange Ratio; provided that to the extent that such Company RSU Award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the target level performance with respect to the applicable performance period and shall be subject to the time-based vesting schedule applicable to such Company RSU Award and will be settled as provided in the award agreement applicable to such Company RSU Award, subject only to the continued service of the grantee with the Surviving Corporation, Parent or an Affiliate through each applicable vesting date (except to the extent that the applicable award agreement provides for accelerated vesting in connection with termination of service or a change in control occurring after the Effective Time) but shall not be subject to any performance metrics following the Effective Time.

(c)                                  Treatment of Company DSU Awards. Each stock unit credited to the account of any current or former non-employee director (or beneficiary thereof) under the B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan (the “Non-Employee Directors Plan”) that is payable in shares of Company Common Stock (each a “Company DSU Award”) and is outstanding as of immediately prior to the Effective Time shall be immediately converted into the right to receive at the Effective Time the Merger Consideration, less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld; provided that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company DSU Award which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company DSU Award if required in order to comply with Section 409A of the Code.

(d)                                 Company ESPP. Except to the extent it is otherwise determined by Parent and communicated to the Company prior to the Effective Time that the Company ESPP should continue in effect under its current terms, promptly following the date of this Agreement upon confirmation by Parent prior to such action being taken, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any Option Period(s) (as such term is defined in the Company ESPP) outstanding as of the date of this Agreement under the Company ESPP, such Option Period(s) shall terminate and each Option (as such term is defined in the Company ESPP) shall be deemed to have been exercised upon the earlier to occur of (A) the day that is four (4) complete Trading Days prior to the Effective Time or (B) the date on which such Option Period(s) would otherwise end, and no additional Option Period(s) shall commence under such Company ESPP after the date of this Agreement; (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his, her or its rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement; (iii) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement; and (iv) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time.

(e)                                  Company Actions. Prior to the Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of the Company Equity Plan, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Equity Plan or any outstanding awards, and take all other appropriate actions to give effect to the transactions contemplated herein. To the extent such notice or actions are required, the Company shall provide Parent with documentation evidencing the completion of the foregoing actions (the form and substance of such documentation shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed) not later than the Business Day preceding the Effective Time.

Section 2.4                                    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.5                                    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent that holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist and such holder shall cease to have any rights with respect thereto other than the right to receive the “fair value” of such Dissenting Shares as determined in accordance with Section 262 of the DGCL); provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to or settle or compromise or offer to settle or compromise any such demand or Proceeding, or agree to do any of the foregoing.

Section 2.6                                    Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If

Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(a)(ii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 2.7                                    Further Action. If, at any time after the Effective Time any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and managers of Parent shall be fully authorized (in the name of Merger Sub, the Company, the Surviving Corporation and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with (or furnished to) the SEC by the Company on or after December 31, 2014 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained under the heading “Risk Factors” (other than any factual information contained therein) or in any “forward-looking statements” legend or in any similarly non-specific, predictive or forward-looking statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) or (ii) as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1                                    Organization; Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized and validly existing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to be so validly existing and authorized has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), each as amended as of the date of this Agreement, have been made available to Parent and are currently in effect, and the Company is not in violation of any of the provisions thereof, and the organizational or governing documents of each of the Company’s Subsidiaries, each as amended as of the date of this Agreement, are currently in effect, and none of such Subsidiaries is in violation of any of the respective provisions thereof, except, in each case, where such failure or violation has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 3.2                                    Capitalization; Subsidiaries.

(a)                                 As of the close of business on October 17, 2016 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 200,000,000 shares of Company Common Stock, 101,603,153 of which were issued and outstanding (including outstanding Company Restricted Stock Awards representing 1,480,641 shares of Company Common Stock) and 5,964,264 of which were held by the Company as treasury stock, and (ii) 1,000,000 shares of preferred stock of the Company, par value $0.01 per share (“Company Preferred Stock”), no shares of which were outstanding. There are no other classes of capital stock of the Company and no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding. As of the close of business on the Capitalization Date, there were (A) no outstanding Company Options to purchase shares of Company Common Stock, (B) outstanding Company Restricted Stock Awards representing 1,480,641 shares of Company Common Stock; (C) outstanding Company RSU Awards representing 265,191 shares of Company Common Stock, which amount may be increased to a maximum of 386,226 shares of Company Common Stock based on the satisfaction of performance conditions set forth in the applicable award agreements; (D) outstanding Company DSU Awards representing 42,813 shares of Company Common Stock; (E) 320,508 shares of Company Common Stock reserved for future issuance under the Company ESPP; and (F) 4,532,252 shares of Company Common Stock reserved for future issuance under the Company Equity Plan. From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of (i) any Company Common Stock, Company Preferred Stock or any other equity or voting interests in the Company other than issuances of shares of Company Common Stock pursuant to the exercise, vesting or settlement, as applicable, of the Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company Equity Awards or under the Company ESPP in accordance with its terms and (ii) any Company Equity Awards or any other equity or equity-based awards.

(b)                                 All of the issued and outstanding shares of Company Common Stock have been, and all of the shares of Company Common Stock that may be issued pursuant to the Company Equity Awards, the Company Equity Plan or the Company ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent or its counsel accurate and complete copies of the Company Equity Plan and the forms of stock option, restricted stock and restricted stock unit agreements evidencing the Company Equity Awards and, other than differences with respect to the number of shares of Company Common Stock covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no such stock option, restricted stock or restricted stock unit agreement contains material terms that are not consistent with, or in addition to, such forms. Section 3.2(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Equity Award and to the extent applicable, the name of the holder thereof, the number of shares of Company Common Stock issuable thereunder (including target and maximum numbers for Company Equity Awards subject to performance-based vesting), the grant date, the vesting date, whether or not it is subject to performance-based vesting and the Company Equity Plan pursuant to which the award was made. Each grant of Company Equity Awards was made in accordance with the terms of the Company Equity Plan, the Exchange Act and all other applicable Laws, including the NASDAQ Listing Rules. All of the outstanding Company Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom.

(c)                                  As of the date of this Agreement, other than as set forth in Section 3.2(a), there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or other equity interests, or obligating the Company to grant, extend or enter into such options, warrants, calls, preemptive, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests the Company or any of its Subsidiaries, or any securities representing the right to purchase or otherwise receive any capital stock or other equity interests of the Company or any of its Subsidiaries, (iii) stockholder agreements, voting trusts or similar agreements with any Person to which the Company or any of its Subsidiaries is party (A) restricting the transfer of the capital stock or other equity interests of the Company or any of its Subsidiaries or (B) affecting the voting rights of capital stock or other equity interests of the Company or any of its Subsidiaries,  or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by the Company or any of its Subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is party, in each case pursuant to which any Person is entitled to receive any payment from the Company based in whole or in part on the value of any capital stock or other equity interests of the Company or any of its Subsidiaries.

(d)                                 Each Subsidiary of the Company existing on the date of this Agreement is listed on Section 3.2(d) of the Company Disclosure Letter. Except as set forth on Section 3.2(d) of the Company Disclosure Letter, the Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar interests in each such Subsidiary, free and clear of all Liens, and all company, partnership, corporate or similar (as applicable) ownership, voting or similar interests of each of the Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the Subsidiaries listed on Section 3.2(d) of the Company Disclosure Letter and investments in marketable securities and cash equivalents, none of the Company nor any of its Subsidiaries (i) owns directly or indirectly any shares of capital stock or other equity interests, or any securities or obligations convertible into or exchangeable or exercisable for such shares or equity interests, in any Person or (ii) has any obligation or has made any commitment to acquire any shares of capital stock or other equity interests in any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.3                                    Authority Relative to Agreement.

(a)                                 The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject (in the case of the Merger) to obtaining the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and (in the case of the Merger, except for the (i) receipt of the Company Stockholder Approval and (ii) filing of the Certificate of Merger with the Delaware Secretary of State) no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)                                 The Company Board has, by resolutions unanimously adopted by the Company Board, (i) approved this Agreement and the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders’ Meeting and (iv) resolved to make the Company Recommendation; provided that any change, modification or rescission of such Company Recommendation by the Company Board in accordance with this Agreement shall not be a breach of the representation in this clause (iv). As of the date of this Agreement, none of the aforesaid actions by the Company Board have been amended, rescinded or modified.

Section 3.4                                    Vote Required. Assuming the accuracy of the representations and warranties in Section 4.26, the adoption of this Agreement and the approval of transactions contemplated by this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company that is required in connection with the consummation of the transactions contemplated by this Agreement.

Section 3.5                                    No Conflict; Required Filings and Consents.

(a)                                 Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the applicable terms or provisions of this Agreement, will (i) violate any provision of the Company’s Certificate of Incorporation or Bylaws or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 3.5(b) have been obtained or made and (in the case of the Merger) the Company Stockholder Approval has been received, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would not impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or would not prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(b)                                 No consent, approval, license, permit, order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the SEC under the Exchange Act or the Securities Act (including the filing with the SEC of the Form S-4 and the Joint Proxy Statement), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements under corporation, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of the NYSE and NASDAQ, (v) such other items required solely by reason of the participation of Parent in the transactions contemplated by this Agreement, (vi) compliance with and filings or notifications under the HSR Act and any other applicable United States or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would not impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or would not prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 3.6                                    Company SEC Documents; Financial Statements.

(a)                                 Since December 31, 2014, the Company has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, there are no amendments or modifications to the Company SEC Documents that were required to be filed with (or furnished to) the SEC prior to the date of this Agreement, but that have not yet been filed with (or furnished to) the SEC. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act); and (iii) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).

(b)                                 The Company has heretofore furnished to Parent complete and correct copies of all comment letters from the SEC since December 31, 2014 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(c)                                  The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of NASDAQ.

(d)                                 The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company’s most recent evaluation of internal control over financial reporting prior to the date of this Agreement, (i) the Company has no “significant deficiencies” or “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)                                  The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f)                                   To the Knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries. Since December 31, 2014 through the date of this Agreement, there have been no material internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel, the Company Board or any committee thereof.

(g)                                  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h)                                 Since December 31, 2014, (i) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to the Company or any of its Subsidiaries and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(i)                                     Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 3.7                                    Absence of Certain Changes or Events. Since December 31, 2014 through the date of this Agreement, (a) except in connection with the transactions contemplated by this Agreement, the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (b) there has not been any event, development or state of circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8                                    No Undisclosed Liabilities. Except for liabilities or obligations (a) as (and to the extent) reflected, disclosed or reserved against in the Company’s financial statements (or the notes thereto) included in the Company SEC Documents prior to the date of this Agreement, (b) incurred in the ordinary course of business consistent with past practice since June 30, 2016, (c) incurred in connection with the transactions contemplated by this Agreement or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP.

Section 3.9                                    Litigation. As of the date of this Agreement, (a) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any asset or property of the Company or any of its

Subsidiaries, and (b) neither the Company nor any of its Subsidiaries nor any asset or property of the Company or any of its

Subsidiaries is subject to a continuing Order, in each case, that (i) has been, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 3.10                             Permits; Compliance with Laws.

(a)                                 (i) The Company and its Subsidiaries are in possession of all material franchises, grants, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, registrations, clearances, orders and other authorizations necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as now being conducted, under and pursuant to all applicable Laws (the “Company Permits”), (ii) all such Company Permits are in full force and effect and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Since December 31, 2014, the Company and its Subsidiaries have been and are in compliance with (i) all applicable Laws and (ii) all Company Permits, except where any failure to be in such compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Since December 31, 2014 through the date of this Agreement, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority asserting that the Company or any of its Subsidiaries is not in compliance with any Laws or Company Permits, except where any failure to be in such compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11                             Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the joint proxy statement to be sent to the stockholders of Parent relating to the Parent Stockholders’ Meeting and to the stockholders of the Company relating to the Company Stockholders’ Meeting (the “Joint Proxy Statement”) will, at the date it, or any amendment or supplement to it, is mailed to stockholders of the Company and stockholders of Parent and at the time of the Company Stockholders’ Meeting and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.12                             Employee Benefit Plans; Labor.

(a)                                 Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether written or unwritten, that the Company, any of its Subsidiaries or any Company ERISA Affiliate adopted, maintains, sponsors, participates in, is a party or contributes to or with respect to which the Company or any of its Subsidiaries, taken as a whole, could reasonably be expected to have any material liability; and (ii) each other material employment or employee benefit plan, program, practice, policy, arrangement or agreement, whether written or unwritten, including any equity option, equity purchase, equity appreciation right or other equity or equity-based incentive, cash bonus or incentive compensation, employment, change in control, retention, retirement or supplemental retirement, deferred compensation, profit-sharing, unemployment, severance, termination pay, welfare, hospitalization or medical, life, accidental death and dismemberment, long- or short-term disability, fringe benefit or other similar compensation or employee benefit plan, program, practice, policy, arrangement or agreement for any current or former employee or director of, or other individual service provider to, the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not ERISA applies), that the Company or any of its Subsidiaries adopted, maintains, sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy of (i) such Company Benefit Plan and all material amendments thereto (including a written description of the material provisions of each unwritten Company Benefit Plan), (ii) each trust, insurance, annuity or other funding Contract, (iii) the most recent financial statements and actuarial or other valuation reports, (iv) the three most recent annual reports on Form 5500, (v) the most recent determination letter (or, if applicable, advisory or opinion letter) from the IRS, (vi) the most recent summary plan description and any material modification and (vii) all material notices given to such Company Benefit Plan, the Company or any Company ERISA Affiliate by the IRS, United States Department of Labor, Pension Benefit Guarantee Corporation or other Governmental Authority.

(b)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been established, adopted, operated, maintained and administered in accordance with its terms and applicable Laws, including ERISA and the Code, (ii) all payments and contributions required to be made under the terms of any Company Benefit Plan and applicable Laws have been timely made or accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP and (iii) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third party, has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan that would result in the imposition of any liability to the Company or any of its Subsidiaries.

(c)           Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan. To the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan and no condition exists that has been or would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or result in the imposition of any liability, penalty or tax under ERISA or the Code that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company ERISA Affiliate operates, maintains, contributes to, is required to contribute to or sponsors (or has in the past six (6) years established, operated, maintained, contributed to, was required to contribute to or sponsored) (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA), or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Except as would be, or reasonably be expected to be, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole, no Subsidiary or connected or associated Person has now or at any time participated in, maintained or been liable to contribute to a defined benefit pension plan for the benefit or in respect of any employee or former employee. Neither the Company nor any Company ERISA Affiliate has incurred, or reasonably expects to incur, directly or indirectly, any liability under Title IV of ERISA or related provisions of the Code that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and that has not been satisfied in full, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and no condition exists that presents a material risk of incurring such liability. All pension liabilities have been accrued for and fully reflected as a liability in the Company’s financial statements in accordance with GAAP.

(e)           To the Knowledge of the Company, no employee of the Company or any Subsidiary has any claim or right to an early retirement benefit for which the Company or any Subsidiary may be liable following the transfer of their employment to the Company or applicable Subsidiary pursuant to the English Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

(f)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement there are no pending, or, to the Knowledge of the Company, threatened Proceedings, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan.

(g)           Neither the execution or delivery of nor performance of the Company’s obligations under this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event (including any termination of employment upon or following the consummation of the Merger), (i) entitle any current or former director or employee of, or individual service provider to, the Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit), except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or individual service provider, (iii) accelerate the time of payment, funding or vesting of amounts due any such director, employee or individual service provider or, except as provided for in this Agreement, (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee or other individual service provider of the Company or any of its Subsidiaries or (v) limit or restrict the right of Parent, the Surviving Corporation, the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan (other than any requirement to obtain the signature of a counterparty to amend, modify or terminate such Company Benefit Plan).

(h)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any obligations for post-termination health, welfare or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code) or coverage in which the full cost of such benefit is borne entirely by the former employee (or such former employee’s eligible dependents or beneficiaries).

(i)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Foreign Plan (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance with all applicable Laws; (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iv) is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws; and (v) is not subject to any pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Foreign Plan, or otherwise involving any such Foreign Plan or the assets of any Foreign Plan, other than routine claims for benefits.

(j)            Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, Contract or other labor-related agreement, arrangement or understanding with a labor or trade union, or labor organization or works council (each a “Labor Agreement”), nor is any such Labor Agreement presently being negotiated, nor, to the Knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a labor or trade union, labor organization or works council. The Company has made available to Parent a true and complete copy of each Labor Agreement and all material amendments thereto. There are no organizing activities, representation campaigns, certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened by or with respect to any of the employees of the Company or any of its Subsidiaries. Since December 31, 2014, there has not been any, and there are no pending or, to the Knowledge of the Company, threatened strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting the Company or its Subsidiaries.

(k)           The Company and its Subsidiaries are, and since December 31, 2014 have been, in compliance with the terms of the Company Benefits Plans, any applicable Labor Agreement and all applicable Laws respecting or relating to recruitment, employment and employment practices, and agency and other workers, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have been in compliance with all Laws applicable to “workers” (as defined in the English Employment Rights Act 1996), and “contractors” or “subcontractors” (in each case, as defined by Executive Order 11246).

(m)          Prior to the date of this Agreement, the Company and its Subsidiaries have satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(n)           To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries who is an officer for purposes of Section 16 of the Exchange Act is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to the Company or its Subsidiaries or (ii) to a former employer relating (A) to the right to be employed by the Company or its Subsidiaries or (B) to the material misuse of trade secrets or proprietary information. No employee of the Company or any of its Subsidiaries who is an officer for purposes of Section 16 of the Exchange Act has given notice of intent to terminate or, to the Knowledge of the Company, intends to terminate his or her employment with the Company or any of its Subsidiaries.

Section 3.13          Taxes.

(a)           The Company and each of its Subsidiaries have (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns), except, in the case of clause (ii) hereof, with respect to Taxes contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established in accordance with GAAP.

(b)           The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of their most recent consolidated financial statements included in the Company SEC Documents prior to the date of this Agreement, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto). Since the date of their most recent consolidated financial statements, none of the Company or any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)           As of the date of this Agreement, there are no pending, threatened in writing or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of material Taxes of or with respect to the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries.

(d)           All Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other third parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(e)           None of the Company or any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Subsidiaries), and, except with respect to the Tax Sharing and Indemnification Agreement, dated as of December 15, 2014, by and between KLX and the Company, as amended as of the date hereof by the KLX TSA Amendment (the “KLX Tax Sharing Agreement”), none of the Company or any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract or otherwise.

(f)            Except with respect to the KLX Tax Sharing Agreement, none of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.

(g)           There are no Liens for a material amount of Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(h)           None of the Company or any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(i)            Except for the KLX External Spin-Off and the KLX Internal Restructuring, within the last two (2) years, none of the Company or any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

(j)            Without regard to the Merger, to the Knowledge of the Company, the KLX External Spin-Off qualified for the KLX Spin-Off Tax Treatment.

(k)           Without regard to the Merger, to the Knowledge of the Company, the KLX Internal Restructuring qualified for the Tax treatment of the KLX Internal Restructuring originally reported on the relevant Tax Returns of the Company, KLX or applicable Subsidiary of either.

(l)            The Company and its Subsidiaries are and have been, and to the Knowledge of the Company, KLX is and has been, in compliance with the KLX Tax Sharing Agreement in all material respects.

Section 3.14          Material Contracts.

(a)           Section 3.14(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract, a complete and correct copy of each of which has been made available to Parent. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or to or by which any asset or property of the Company or any of its Subsidiaries is bound or affected, except for this Agreement, that:

(i)            is a Contract with a vendor providing for payments of more than $25,000,000 in the past twelve (12) months or expected to require payments of more than $25,000,000 within twelve (12) months of the date of this Agreement (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be paid under any such Contract);

(ii)           is a Contract with a customer providing for payments of more than $50,000,000 in the past twelve (12) months or expected to require payments of more than $50,000,000 within twelve (12) months of the date of this Agreement (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be received under any such Contract);

(iii)          constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of the Company and its Subsidiaries, taken as a whole, and is required to be filed with the SEC;

(iv)          is a joint venture, strategic alliance, partnership, shareholder or similar Contract that is material to the operation of the Company and its Subsidiaries, taken as a whole;

(v)           is a management or service consulting Contract providing for annual payments of more than $2,500,000;

(vi)          is an agency, sales, marketing, commission, export, customs, distribution, advertising, dealer, franchise, international or domestic sales representative or similar Contract providing for annual payments of more than $15,000,000;

(vii)         is a Contract (other than those between or among the Company and any of its Subsidiaries) relating to Indebtedness of the Company (whether outstanding or as may be incurred) in an amount in excess of $25,000,000;

(viii)        is a Contract (other than those between or among the Company or any of its Subsidiaries) relating to Indebtedness of a third party owed to the Company or any of its Subsidiaries providing for annual payments of more than $25,000,000;

(ix)          creates future payment obligations, including settlement agreements, outside the ordinary course of business in excess of $50,000,000

(x)           is an agreement under which the Company or any of its Subsidiaries has granted any Person registration rights (including demand and piggy-back registration rights);

(xi)          with respect to any business that is material to the Company and its Subsidiaries, taken as a whole, is a Contract that (A) obligates the Company or any of its Subsidiaries to conduct such business on an exclusive basis with any third party, or (B) upon consummation of the Merger, will obligate Parent or any of its Subsidiaries to conduct such business with any third party on an exclusive basis;

(xii)         is a material Contract with any Governmental Authority;

(xiii)        is a non-competition or non-solicitation Contract or any other Contract that, in each case, materially limits (A) the manner in which, or the localities in which, any material business of the Company and its Subsidiaries, taken as a whole, is or has a right to be conducted or (B) the types of businesses that the Company and its Subsidiaries, taken as a whole, conduct or have a right to conduct;

(xiv)        is a Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into within the past three (3) years, for aggregate consideration under such Contract in excess of $50,000,000;

(xv)         is any license, consent to use, non-assertion, coexistence or similar Contract concerning Intellectual Property Rights or software used by the Company or any of its Subsidiaries (other than non-customized software subject to customary “shrink-wrap” or “click-through” type Contracts) that (A) provides for annual payments of more than $25,000,000 or (B) grants an exclusive license or similar exclusive right to use to any third party that is material to the Company and its Subsidiaries, taken as a whole;

(xvi)        is a material hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xvii)       each “single source” supply Contract that is material to the business of the Company and its Subsidiaries, taken as a whole, are supplied to the Company or any of its Subsidiaries from an exclusive source;

(xviii)      is a Contract granting a right of first refusal or first negotiation to any third party over any material assets of the Company or any of its Subsidiaries, taken as a whole; or

(xix)        is a Contract with KLX or any of its Subsidiaries.

(b)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract. As of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract. Each Company Material Contract is (i) a valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto, (provided that (A) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (ii) in full force and effect.

(c)           No (i) current or former officer or director of the Company; (ii) beneficial owner of five percent (5%) or more of any voting securities of the Company; or (iii) any “affiliate” or “associate” of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of its Subsidiaries, which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC and that has not been so disclosed in the Company SEC Documents.

Section 3.15          Trademarks, Patents and Copyrights.

(a)           Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the applications for and registrations of Intellectual Property Rights owned by the Company or its Subsidiaries are (i) free and clear of all Liens (other than Permitted Liens) and (ii) in effect, subsisting and, to the Knowledge of the Company, valid.

(b)           To the Knowledge of the Company, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own, validly license or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, know-how, trade secrets and other intellectual property rights, and any registrations and applications therefor (the “Intellectual Property Rights”) that are used in the respective businesses of the Company and its Subsidiaries.

(c)           To the Knowledge of the Company, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other Person. As of the date of this Agreement, there is no claim for any such infringement, misappropriation or other violation pending or, to the Knowledge of the Company, threatened, except for any such infringement, misappropriation or other violation that has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Intellectual Property Right that is material to the respective businesses of the Company and its Subsidiaries as currently conducted, except for any such infringement, misappropriation or other violation that has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(d)           To the Knowledge of the Company, there have been no material security breaches in the information technology systems of the Company and its Subsidiaries or the information technology systems of any other Persons to the extent used by or on behalf of the Company and its Subsidiaries. Since December 31, 2014, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have at all times complied with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection and use of personal information.

(e)           The representations and warranties set forth in this Section 3.15 and Section 3.12(n) are the only representations and warranties being made by the Company in this Agreement with respect to any infringement, misappropriation or other violation of Intellectual Property Rights.

Section 3.16          Real and Personal Property.

(a)           Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”).

(b)           Section 3.16(b) of the Company Disclosure Letter sets forth a complete and accurate list of each lease pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses an interest in real property from any other Person (whether as a tenant, subtenant or pursuant to other occupancy arrangements) (collectively, the “Company Leased Real Property” and together with the Company Owned Real Property, the “Company Real Property”).

(c)           Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (as applicable) have (i) good title to, or valid leasehold interests in, all of their respective properties and assets, free and clear of all Liens, except for Permitted Liens and (ii) exclusive possession of all Company Leased Real Property, other than any use and occupancy rights granted to third party owners, tenants or licensees pursuant to agreements with respect to such Company Leased Real Property, entered into in the ordinary course of business.

(d)           Each lease, sublease or license for Company Leased Real Property is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(e)           As of the date of this Agreement, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries has received any written communication from, or given any written communication to, or to the Knowledge of the Company, received or given any other type of communication from or to, any other party to a lease for Company Leased Real Property or any lender, alleging that the Company, any of its Subsidiaries or such other party, as the case may be, is in default under such lease.

(f)            Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, no Person, other than the Company or a Subsidiary of the Company, possesses, uses or occupies all or any portion of any Company Real Property. There are no outstanding options or rights of first refusal to purchase the Company Owned Real Property. Neither the Company nor any Subsidiary of the Company is a party to any agreement, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein. There are no pending or, to the Knowledge of the Company, threatened Proceedings to take all or any portion of the Company Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.

Section 3.17          Environmental. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a)           the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, including possessing and complying with the terms of all Company Permits required for their operations under applicable Environmental Laws;

(b)           as of the date of this Agreement, there is no Proceeding or Order pending or, to the Knowledge of the Company, threatened pursuant to any Environmental Law against the Company or any of its Subsidiaries;

(c)           as of the date of this Agreement, none of the Company or any of its Subsidiaries has  received notice or a request for information alleging that the Company or any of its Subsidiaries has been or is in actual or potential violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(d)           there have been no Releases of Hazardous Materials on or underneath any location that is reasonably likely to result in an obligation by the Company or any of its Subsidiaries to remediate such Releases pursuant to applicable Environmental Law or otherwise result in liability to the Company or any of its Subsidiaries pursuant to applicable Environmental Law with respect to such Releases; and

(e)           the Company has delivered or otherwise made available for inspection to the Parent copies of any Phase I or II  environmental site assessments in the possession of the Company or any of its Subsidiaries pertaining to (i) any unresolved claims arising under or related to any Environmental Law; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its

Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

Section 3.18          Customers and Suppliers. None of the ten (10) largest customers (by revenue) of the businesses of the Company and its Subsidiaries during the twelve (12) months prior to the date of this Agreement, the ten (10) largest suppliers (by cost) of the businesses of the Company and its Subsidiaries during the twelve (12) months prior to the date of this Agreement or the ten (10) largest “single source” suppliers (by cost) of the businesses of the Company and its Subsidiaries during the twelve (12) months prior to the date of this Agreement has canceled or otherwise terminated, or to the Knowledge of the Company, threatened in writing to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries or to materially decrease the quantity of products or services purchased from or sold to, respectively, the Company or any of its Subsidiaries since December 31, 2015, outside of ordinary cyclical fluctuations in business from the placing and fulfillment of Contracts.

Section 3.19          Product Warranty; Aviation Regulation Compliance. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (a) each product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries has been in substantial conformity with all applicable contractual specifications and all express and implied warranties made by the Company or any of its Subsidiaries (except to the extent non-conformity is not material or otherwise consented to by a customer), and neither the Company nor any of its Subsidiaries has any liability for replacement or repair thereof or other damages in connection therewith, (b) the Company and each of its Subsidiaries (i) is in compliance with all applicable Laws prescribed by the U.S. Federal Aviation Administration (“FAA”) under Title 14 of the Code of Federal Regulations and similar Laws prescribed by foreign aviation authorities (such Laws, including those prescribed by the FAA, collectively, “Aviation Regulations”), (ii) has not violated, been subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any Aviation Regulations during the last two (2) years and (iii) has not been cited by the FAA or foreign aviation authorities for any material discrepancies or violations during inspections or audits during the last two (2) years. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company has not received any Air Worthiness Directives (as such term is defined in the Federal Aviation Regulations, 14 C.F.R. § 39, as amended) issued by the FAA (or, with respect to such issuances by any foreign aviation Governmental Authority, the foreign equivalent thereof) pursuant to which a known safety deficiency was found in any of the products of the Company or any of its Subsidiaries at any time during the last two (2) years, and no such Air Worthiness Directives are pending.

Section 3.20          Foreign Corrupt Practices Act; Anti-Corruption.

(a)           Since October 1, 2013, to the Knowledge of the Company, none of the Company or its Subsidiaries, nor any director, officer, employee or agent of the Company, has directly or indirectly made, offered to make, or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services, in violation of the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of

Foreign Public Officials in International Business Transactions or any other applicable Law relating to anti-corruption or anti-bribery (collectively, the “Anti-Corruption Laws”). Without limiting the foregoing, to the Knowledge of the Company, none of the Company or its Subsidiaries, nor any director, officer, employee, stockholder (solely to the extent acting on behalf of the Company) or agent of the Company, has directly or indirectly offered or given anything of value to (i) any foreign official, any foreign political party or official thereof or any candidate for political office or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof or to any candidate for foreign political office for the purpose of the following: (A) influencing any act or decision of such foreign official, political party, party official or candidate in his, her or its official capacity, including influencing such foreign official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such foreign official, political party, party official or candidate, or securing any improper advantage or (B) inducing such foreign official, political party, party official or candidate to use his, her or its influence with a foreign Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality, in order to assist the Company or any Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person.

(b)           To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (i) is under external or internal investigation for any material violation of the Anti-Corruption Laws, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding a material violation of the Anti-Corruption Laws.

(c)           The Company and its Subsidiaries maintain an adequate system or systems of internal controls reasonably designed to (i) ensure compliance with the Anti-Corruption Laws and (ii) prevent and detect violations of the Anti-Corruption Laws.

Section 3.21          Customs and International Trade Laws.

(a)           Since October 1, 2013, the Company and its Subsidiaries have been in compliance with all applicable Customs & International Trade Laws and there are no unresolved formal claims concerning the liability of any of the Company or its Subsidiaries under such Laws. Without limiting the foregoing, (i) at all times since October 1, 2013, the Company and its Subsidiaries and, to the Knowledge of the Company, Persons acting on their behalf have obtained all import and export licenses and all other Consents required for the export, import or reexport of goods, services, software and technology required for the operation of the respective businesses of the Company and its Subsidiaries, including Customs & International Trade Authorizations; (ii) since October 1, 2013, no Governmental Authority has initiated any Proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of the Company or its Subsidiaries or any of their respective directors, officers or, to the Knowledge of the Company, employees or agents, of the Company or any of its Subsidiaries (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iii) to the

Knowledge of the Company, since October 1, 2013, there have been no investigations, written claims or written requests for information by a Governmental Authority with respect to the Company’s and its Subsidiaries’ Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

(b)           Neither the Company nor any of its Subsidiaries, and no director, officer or, to the Knowledge of the Company, employee thereof (i) is a Sanctioned Person; or (ii) has pending or, to the Knowledge of the Company, threatened claims against it with respect to Sanctions.

(c)           Each of the Company and its Subsidiaries and any director, officer or, to the Knowledge of the Company, employee thereof (i) is in compliance in all material respects with, and, since October 1, 2013, has not materially violated any Sanctions; and (ii) has in place adequate controls and systems reasonably designed to ensure compliance with applicable Laws pertaining to Sanctions in each of the jurisdictions in which the Company or any of its Subsidiaries do or in the past have done business.

Section 3.22          Government Contracts. Section 3.22 of the Company Disclosure Letter sets forth a correct and complete list of Security Clearances held by the Company, any of its Subsidiaries and any of their respective Affiliates. To the Knowledge of the Company, there are no facts that are reasonably likely to give rise to the revocation of any Security Clearance of the Company, any of its Subsidiaries or any of their respective Affiliates. The Company, its Subsidiaries and their respective Affiliates are in compliance with applicable requirements relating to their respective Security Clearances, including those specified in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual (DOD 5220.22-M), except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 3.23          Insurance. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of the Company and its Subsidiaries, and all such insurance policies are in full force and effect, (b) as of the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice (i) that they are in default with respect to any obligations under such policies or (ii) of cancellation or termination with respect to any such policies, or refusal or denial of any coverage, reservation of rights or rejection of any claim under any such policies, in each case that is held by, or for the benefit of, the Company or any of its Subsidiaries.

Section 3.24          Takeover Statutes. The Company Board has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (including Section 203 of the DGCL) inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 3.25          Brokers. No investment banker, broker or finder other than Citigroup Global Markets Inc. and Goldman, Sachs & Co., the fees and expenses of each of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. True, correct and complete copies of all the engagement letters between the Company and each of Goldman, Sachs & Co. and Citigroup Global Markets Inc. have been made available to Parent.

Section 3.26          Opinion of Financial Advisors. The Company Board has received the opinion of each of Citigroup Global Markets Inc. and Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, and based upon and subject to the qualifications, limitations and assumptions set forth in each such opinion, respectively, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than Canceled Shares and Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. Promptly after the date of this Agreement, true, correct and complete copies of such opinions will be made available to Parent for informational purposes only.

Section 3.27          Company Tax Representation Letters. As of the date of this Agreement, the representations, warranties and covenants in the Company Signing Representation Letter and, to the Knowledge of the Company, in the KLX Signing Representation Letter, are true and correct in all material respects.

Section 3.28          KLX Tax Sharing Agreement Amendment.

(a)           The First Amendment to the Tax Sharing and Indemnification Agreement between the Company and KLX, in the form provided to Parent as of the date hereof (the “KLX TSA Amendment”), has been entered into by Company and KLX prior to the execution of this Agreement and remains a valid and binding obligation of Company and KLX, in full force and effect.  The Company has delivered a copy of the opinion of Shearman & Sterling LLP to KLX that is a Qualified Supplemental Tax Opinion (as defined in the KLX Tax Sharing Agreement) in form and substance reasonably satisfactory to KLX in accordance with the KLX TSA Amendment.

(b)           The Company has delivered, or caused to be delivered, a copy of the KLX Signing Representation Letter to Parent prior to the execution of this Agreement.

Section 3.29          No Other Representations or Warranties. Except for (a) the representations and warranties contained in this Article III and (b) the representations, warranties and covenants contained in the Company Signing Representation Letter and the Company Closing Representation Letter, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or timeliness thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the Parent SEC Documents filed with (or furnished to) the SEC by Parent on or after December 31, 2014 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained under the heading “Risk Factors” (other than any factual information contained therein) or in any “forward-looking statements” legend or in any similarly non-specific, predictive or forward-looking statements) and to the extent publicly available on EDGAR or (ii) as disclosed in the Parent Disclosure Letter, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.1            Organization; Qualification. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to be so validly existing and authorized has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent Organizational Documents have been made available to the Company and are currently in effect, and neither Parent nor Merger Sub, as applicable, is in violation of any of the provisions thereof, except where such failure or violation has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

Section 4.2            Capitalization; Subsidiaries.

(a)           As of the close of business on the Capitalization Date, the authorized capital stock of Parent consisted of (i) 1,000,000,000 shares of Parent Common Stock, 143,777,488 of which were issued and outstanding and 13,587,492 of which were held by Parent as treasury stock, and (ii) 25,000,000 shares of preferred stock of Parent, without par value, no shares of which were outstanding. There are no other classes of capital stock of Parent and no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote authorized, issued or outstanding. As of the close of business on the Capitalization Date, there were (A) outstanding options to purchase 3,893,821 shares of Parent Common Stock and (B) outstanding Parent Equity Awards (other than options to purchase Parent Common Stock) representing 756,217 shares of Parent Common Stock.

(b)           All of the issued and outstanding shares of Parent Common Stock have been, and all of the shares of Parent Common Stock that may be issued pursuant to the Parent Equity Awards, the Parent 2015 Long-Term Incentives Plan or the Parent Employee Stock

Purchase Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, and, along with the shares of Parent Common Stock issuable pursuant to this Agreement (subject to obtaining the Parent Stockholder Approval), are, or will be when issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding Parent Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom.

(c)           As of the date of this Agreement, other than as set forth in Section 4.2(a), there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating Parent to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of Parent or securities convertible into or exchangeable for such shares, or obligating Parent to grant, extend or enter into such options, warrants, calls, preemptive, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of Parent to repurchase, redeem or otherwise acquire any capital stock of Parent or any securities representing the right to purchase or otherwise receive any capital stock of Parent, (iii) stockholder agreements, voting trusts or similar agreements with any Person to which Parent is a party (A) restricting the transfer of the capital stock of Parent or (B) affecting the voting rights of capital stock of Parent or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by Parent, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which Parent is party, in each case pursuant to which any Person is entitled to receive any payment from Parent based in whole or in part on the value of any capital stock of Parent.

(d)           All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(e)           The number of shares of authorized Parent Common Stock that have not been issued, subscribed for or otherwise committed to be issued is at least equal to the number of shares of Parent Common Stock to be issued pursuant to this Agreement.

Section 4.3            Authority Relative to Agreement.

(a)           Each of Parent and Merger Sub have all necessary corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and, subject (in the case of the issuance of shares of Parent Common Stock in connection with the Merger) to obtaining the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub, and (in the case of the Parent Stock Issuance, except for the (i) receipt of the Parent Stockholder Approval and (ii) filing of the Certificate of Merger with the Delaware Secretary of State) no other corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)           The Parent Board and the board of directors of Merger Sub have, by resolutions unanimously adopted thereby, (i) approved this Agreement and the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and Merger Sub and their respective stockholders, as applicable, (iii) in the case of the Parent Board, directed that the Parent Stock Issuance be submitted to a vote at the Parent Stockholders’ Meeting and (iv) in the case of the Parent Board, resolved to make the Parent Recommendation; provided that any change, modification or rescission of such Parent Recommendation by the Parent Board in accordance with this Agreement shall not be a breach of the representation in this clause (iv). Parent, acting in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement. As of the date of this Agreement, none of the aforesaid actions by the Parent Board or the board of directors of Merger Sub have been amended, rescinded or modified.

Section 4.4            Vote Required. The approval by a majority of votes cast at the Parent Stockholders’ Meeting of the Parent Stock Issuance (the “Parent Stockholder Approval”) is the only vote of holders of securities of Parent that is required in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.5            No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the applicable terms or provisions of this Agreement, will (i) violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.5(b) have been obtained or made and (in the case of the Parent Stock Issuance) the Parent Stockholder Approval has been received, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger

Sub is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) would not impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the Merger, or would not prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(b)           No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the SEC under the Exchange Act or the Securities Act (including the filing with the SEC of the Form S-4 and the Joint Proxy Statement), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements under corporation, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of NASDAQ and the New York Stock Exchange (the “NYSE”), (v) such other items required solely by reason of the participation of the Company in the transactions contemplated by this Agreement, (vi) compliance with and filings or notifications under Antitrust Laws and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) would not impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the Merger, or would not prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 4.6            Parent SEC Documents; Financial Statements.

(a)           Since December 31, 2014, Parent has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, the “Parent SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, there are no amendments or modifications to Parent SEC Documents that were required to be filed with (or furnished to) the SEC prior to the date of this Agreement, but that have not yet been filed with (or furnished to) the SEC. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act. All of the audited financial statements and unaudited interim financial statements of Parent included in Parent SEC Documents (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act); and (iii) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).

(b)           Parent has heretofore furnished to the Company complete and correct copies of all comment letters from the SEC since December 31, 2014 through the date of this Agreement with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of Parent SEC Documents, and, to the Knowledge of Parent, none of Parent SEC Documents are subject to ongoing SEC review.

(c)           Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.

(d)           Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s most recent evaluation of internal control over financial reporting prior to the date of this Agreement, (i) Parent has no “significant deficiencies” or “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e)           Parent maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(f)            To the Knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any director or executive officer of Parent or any of its Subsidiaries. Since December 31, 2014 through the date of this Agreement, there have been no material internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel, the Parent Board or any committee thereof.

(g)           Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h)           Since December 31, 2014, (i) neither Parent nor any of its Subsidiaries has received any written, or, to the Knowledge of Parent, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to Parent or any of its Subsidiaries and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to the general counsel or chief executive officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

(i)            Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent SEC Documents (including any audited financial statements and unaudited interim financial statements of Parent included therein).

Section 4.7                                    Absence of Certain Changes or Events. Since December 31, 2014 through the date of this Agreement, (a) except in connection with the transactions contemplated by this Agreement, the respective businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (b) there has not been any event, development or state of circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8                                    No Undisclosed Liabilities. Except for liabilities or obligations (a) as (and to the extent) reflected, disclosed or reserved against in Parent’s financial statements (or the notes thereto) included in the Parent SEC Documents prior to the date of this Agreement, (b) incurred in the ordinary course of business consistent with past practice since June 30, 2016, (c) incurred in connection with the transactions contemplated by this Agreement or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of Parent (or the notes thereto) in accordance with GAAP.

Section 4.9                                    Litigation. As of the date of this Agreement, (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and (b) neither Parent nor any of its Subsidiaries nor any asset or property of Parent or any of its Subsidiaries is subject to a continuing Order, in each case, that (i) has been, or would reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 4.10                             Permits; Compliance with Laws.

(a)                                 (i) Parent and its Subsidiaries are in possession of all material franchises, grants, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, registrations, clearances, orders and other authorizations necessary for Parent and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as now being conducted under and pursuant to all applicable Laws (the “Parent Permits”), (ii) all such Parent Permits are in full force and effect and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of Parent, threatened, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Since December 31, 2014, Parent and its Subsidiaries have been and are in compliance with (i) all applicable Laws and (ii) all Parent Permits, except where any failure to be in such compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  Since December 31, 2014 through the date of this Agreement, none of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of their respective directors, officers or employees, has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority asserting that Parent or any of its Subsidiaries is not in compliance with any Laws or Parent Permits, except where any failure to be in such compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11                             Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the Joint Proxy Statement will, at the date it, or any amendment or supplement to it, is mailed to stockholders of the Company and stockholders of Parent and at the time of the Company Stockholders’ Meeting and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.12                             Employee Benefit Plans.

(a)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of the Parent Benefit Plans has been established, adopted, operated, maintained and administered in accordance with its terms and applicable Laws, including ERISA and the Code, (ii) all payments and contributions required to be made under the terms of any Parent Benefit Plan and applicable Laws have been timely made or accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP and (iii) none of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any third party, has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Parent Benefit Plan that would result in the imposition of any liability to Parent or any of its Subsidiaries.

(b)                                 Each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to such Parent Benefit Plan as to its qualified status under the Code, or with respect to a prototype Parent

Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Parent Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Parent Benefit Plan. To the Knowledge of Parent, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Parent Benefit Plan and no condition exists that has been or would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan or result in the imposition of any liability, penalty or tax under ERISA or the Code that is, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(c)                                  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent ERISA Affiliate operates, maintains, contributes to, is required to contribute to or sponsors (or has in the past six (6) years established, operated, maintained, contributed to, was required to contribute to or sponsored) (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA), or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement there are no claims pending, or, to the Knowledge of Parent, threatened  Proceedings, disputes or claims (other than routine claims for benefits) against or affecting any Parent Benefit Plan, by any employee or beneficiary covered under such Parent Benefit Plan, as applicable, or otherwise involving such Parent Benefit Plan.

(e)                                  Parent and its Subsidiaries are, and since December 31, 2014 have been, in compliance with all applicable Laws respecting or relating to recruitment, employment and employment practices, and agency and other workers, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)                                   To the Knowledge of Parent, no employee of Parent or any of its Subsidiaries who is an officer for purposes of Section 16 of the Exchange Act is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to Parent or its Subsidiaries or (ii) to a former employer relating (A) to the right to be employed by Parent or its Subsidiaries or (B) to the material misuse of trade secrets or proprietary information. No employee of Parent or any of its Subsidiaries who is an officer for purposes of Section 16 of the Exchange Act has given notice of intent to terminate or, to the Knowledge of Parent, intends to terminate his or her employment with Parent or any of its Subsidiaries.

Section 4.13                             Taxes.

(a)                                 Parent and each of its Subsidiaries have (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns), except, in the case of clause (ii) hereof, with respect to Taxes contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established in accordance with GAAP.

(b)                                 The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of their most recent consolidated financial statements included in the Parent SEC Documents prior to the date of this Agreement, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto). Since the date of their most recent consolidated financial statements, neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)                                  As of the date of this Agreement, there are no pending, threatened in writing or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of material Taxes of or with respect to Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. No written claim has been made by any Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, nor has any such assertion been threatened or proposed in writing and received by Parent or any of its Subsidiaries.

(d)                                 All Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other third parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(e)                                  Neither Parent nor any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent or any of its Subsidiaries), and neither Parent nor any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of Parent or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract or otherwise.

(f)                                   Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries or customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.

(g)                                  There are no Liens for a material amount of Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(h)                                 Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(i)                                     Within the last two (2) years, neither Parent nor any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

(j)                                    As of the date of this Agreement, the representations, warranties and covenants in the Parent Signing Representation Letter are true and correct in all material respects.

Section 4.14                             Material Contracts. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Contract material to Parent and its Subsidiaries, taken as a whole (each a “Parent Material Contract”). As of the date of this Agreement, to the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Parent Material Contract. Each Parent Material Contract is (a) a valid and binding obligation of Parent or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of Parent, the other parties thereto, (provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (b) in full force and effect.

Section 4.15                             Trademarks, Patents and Copyrights.

(a)                                 Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, the applications for and registrations of Intellectual Property Rights owned by Parent or its Subsidiaries are (i) free and clear of all Liens (other than Permitted Liens) and (ii) in effect, subsisting and, to the Knowledge of Parent, valid.

(b)                                 To the Knowledge of Parent, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries own, validly license or have the right to use in the manner currently used, all Intellectual Property Rights that are used in the respective businesses of Parent and its Subsidiaries.

(c)                                  To the Knowledge of Parent, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other Person. As of the date of this Agreement, there is no claim for any such infringement, misappropriation or other violation pending or, to the Knowledge of Parent, threatened, except for any such infringement, misappropriation or other violation that has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole. To the Knowledge of Parent, no other Person is infringing, misappropriating or otherwise violating any Intellectual Property Right that is material to the respective businesses of Parent and its Subsidiaries as currently conducted, except for any such infringement, misappropriation or other violation that has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

(d)                                 To the Knowledge of Parent, there have been no material security breaches in the information technology systems of Parent and its Subsidiaries or the information technology systems of any other Persons to the extent used by or on behalf of Parent and its Subsidiaries. Since December 31, 2014, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries have at all times complied with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection and use of personal information.

(e)                                  The representations and warranties set forth in this Section 4.15 and Section 4.12(f) are the only representations and warranties being made by Parent in this Agreement with respect to any infringement, misappropriation or other violation of Intellectual Property Rights.

Section 4.16                             Real and Personal Property. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries (as applicable) have good title to, or valid leasehold interests in, all of their respective properties and assets, free and clear of all Liens, except for Permitted Liens.

Section 4.17                             Environmental. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole:

(a)                                 Parent and its Subsidiaries are in compliance with all applicable Environmental Laws, including possessing and complying with the terms of all Parent Permits required for their operations under applicable Environmental Laws;

(b)                                 as of the date of this Agreement, there is no Proceeding or Order pending or, to the Knowledge of Parent, threatened pursuant to any Environmental Law against Parent or any of its Subsidiaries;

(c)                                  as of the date of this Agreement, none of Parent or any of its Subsidiaries has received notice or a request for information alleging that Parent or any of its Subsidiaries has been or is in actual or potential violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved; and

(d)                                 there have been no Releases of Hazardous Materials on or underneath any location that is reasonably likely to result in an obligation by Parent or any of its Subsidiaries to remediate such Releases pursuant to applicable Environmental Law or otherwise result in liability to Parent or any of its Subsidiaries pursuant to applicable Environmental Law with respect to such Releases.

Section 4.18                             Customers and Suppliers. None of the ten (10) largest customers (by revenue) of the businesses of Parent and its Subsidiaries during the twelve (12) months prior to the date of this Agreement, the ten (10) largest suppliers (by cost) of the businesses of Parent and its Subsidiaries during the twelve (12) months prior to the date of this Agreement or the ten (10) largest “single source” suppliers (by cost) of the businesses of Parent and its Subsidiaries during the twelve (12) months prior to the date of this Agreement has canceled or otherwise terminated, or to the Knowledge of Parent, threatened in writing to cancel or otherwise terminate, its relationship with Parent or any of its Subsidiaries or to materially decrease the quantity of products or services purchased from or sold to, respectively, Parent or any of its Subsidiaries since December 31, 2015, outside of ordinary cyclical fluctuations in business from the placing and fulfillment of Contracts.

Section 4.19                             Aviation Regulation Compliance. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, Parent and each of its Subsidiaries (a) is in compliance with all applicable Aviation Regulations, (b) has not violated, been subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any Aviation Regulations during the last two (2) years and (c) has not been cited by the FAA or foreign aviation authorities for any material discrepancies or violations during inspections or audits during the last two (2) years. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, Parent has not received any Air Worthiness Directives (as such term is defined in the Federal Aviation Regulations, 14 C.F.R. § 39, as amended) issued by the FAA (or, with respect to such issuances by any foreign aviation Governmental Authority, the foreign equivalent thereof) pursuant to which a known safety deficiency was found in any products of Parent or any of its Subsidiaries at any time during the last two (2) years, and no such Air Worthiness Directives are pending.

Section 4.20                             Foreign Corrupt Practices Act; Anti-Corruption.

(a)                                 Since October 1, 2013, to the Knowledge of Parent, none of Parent or its Subsidiaries, nor any director, officer, employee or agent of Parent, has directly or indirectly made, offered to make, or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services, in violation of the Anti-Corruption Laws. Without limiting the foregoing, none of Parent or its Subsidiaries, nor, to the Knowledge of Parent or its Subsidiaries, any director, officer, employee, stockholder (solely to the extent acting on behalf of Parent) or agent of Parent, has directly or indirectly offered or given anything of value to (i) any foreign official, any foreign political party or official thereof or any candidate for political office or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof or to any candidate for foreign political office for the purpose of the following: (A) influencing any act or decision of such foreign official, political party, party official or candidate in his, her or its official capacity, including influencing such foreign official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such foreign official, political party, party official or candidate, or securing any improper advantage or (B) inducing such foreign official, political party, party official or candidate to use his, her or its influence with a foreign Governmental Authority, or instrumentality thereof, to affect or influence any act or decision of such Governmental Authority or instrumentality, in order to assist Parent or any Subsidiaries in obtaining or retaining business for or with or directing business to, any Person.

(b)                                 To the Knowledge of Parent, neither Parent nor any of its Subsidiaries (i) is under external or internal investigation for any material violation of the Anti-Corruption Laws, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding a material violation of the Anti-Corruption Laws.

(c)                                  Parent and its Subsidiaries maintain an adequate system or systems of internal controls reasonably designed to (i) ensure compliance with the Anti-Corruption Laws and (ii) prevent and detect violations of the Anti-Corruption Laws.

Section 4.21                             Customs and International Trade Laws.

(a)                                 Since October 1, 2013, Parent and its Subsidiaries have been in compliance with all Customs & International Trade Laws and there are no unresolved formal claims concerning the liability of any of Parent or its Subsidiaries under such Laws. Without limiting the foregoing, (i) at all times since October 1, 2013 Parent and its Subsidiaries and, to the Knowledge of Parent, Persons acting on their behalf have obtained all import and export licenses and all other Consents required for the export, import or reexport of goods, services, software and technology required for the operation of the respective businesses of Parent and its Subsidiaries, including Customs & International Trade Authorizations; (ii) since October 1, 2013, no Governmental Authority has initiated any Proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of Parent or its Subsidiaries or any of their respective directors, officers or, to the Knowledge of Parent, employees or agents, of Parent or any of its Subsidiaries (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade

Laws; and (iii) to the Knowledge of Parent, since October 1, 2013, there have been no investigations, written claims or written requests for information by a Governmental Authority with respect to Parent’s and its Subsidiaries’ Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

(b)                                 Neither Parent nor any of its Subsidiaries, and no director, officer or, to the Knowledge of Parent, employee thereof (i) is a Sanctioned Person; or (ii) has pending or, to the Knowledge of Parent, threatened claims against it with respect to Sanctions.

(c)                                  Each of Parent and its Subsidiaries and any director, officer or, to the Knowledge of Parent, employee thereof (i) is in compliance in all material respects with, and, since October 1, 2013, has not materially violated any Sanctions; and (ii) has in place adequate controls and systems reasonably designed to ensure compliance with applicable Laws pertaining to Sanctions in each of the jurisdictions in which Parent or any of its Subsidiaries do or in the past have done business.

Section 4.22                             Insurance. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, (a) Parent and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of Parent and its Subsidiaries, and all such insurance policies are in full force and effect, (b) as of the date of this Agreement, none of Parent or any of its Subsidiaries has received written notice (i) that they are in default with respect to any obligations under such policies or (ii) of cancellation or termination with respect to any such policies, or refusal or denial of any coverage, reservation of rights or rejection of any claim under any such policies, in each case that is held by, or for the benefit of, Parent or any of its Subsidiaries.

Section 4.23                             Brokers. No investment banker, broker or finder other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.24                             Opinion of Financial Advisor. Parent has received the opinion of J.P. Morgan Securities LLC, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, on the basis of and subject to the factors, qualifications, limitations and assumptions set forth in such opinion, the Merger Consideration to be paid by Parent in the proposed Merger is fair, from a financial point of view, to Parent. Promptly after the date of this Agreement, a true, correct and complete copy of such opinion will be made available to the Company for informational purposes only.

Section 4.25                             Financing. Parent and Merger Sub collectively will have, as of the Closing Date, sufficient cash to consummate the Merger and the other transactions contemplated by this Agreement that require payment on the Closing Date. The obligations of Parent and Merger Sub hereunder are not subject to any condition regarding Parent’s, Merger Sub’s or any other

Person’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

Section 4.26                             Share Ownership. None of Parent, Merger Sub or any of their Affiliates has been, at any time during the three (3) years preceding the date of this Agreement, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock and none of Parent, Merger Sub or any of their respective Affiliates holds any rights to acquire any Company Common Stock except pursuant to this Agreement (in each case other than de minimis holdings held by directors and officers of Parent or any of its Subsidiaries).

Section 4.27                             Management Agreements. Other than this Agreement and the amendments to the employment agreements referenced in Section 4.27 to the Parent Disclosure Letter, as of the date of this Agreement, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 4.28                             No Other Representations or Warranties. Except for (a) the representations and warranties contained in this Article IV and (b) the representations, warranties and covenants contained in the Parent Signing Representation Letter and the Parent Closing Representation Letter, none of Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or any other information provided to the Company in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or timeliness thereof.

COVENANTS AND AGREEMENTS

Section 5.1                                    Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (A) as may be required by Law, (B) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be expressly contemplated or permitted pursuant to this Agreement or (D) as set forth on Section 5.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause its Subsidiaries to, conduct the business of the Company and its Subsidiaries in the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve its assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners, and (y) the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(a)                                 amend the Certificate of Incorporation or the Bylaws of the Company (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b)                                 adjust, split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire or amend the terms of the Company’s or any of its Subsidiaries’ capital stock or other equity interests or any options, equity or equity-based compensation, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity interests;

(c)                                  issue, sell, pledge, dispose, encumber, grant or authorize the same with respect to, any shares of the Company’s or its Subsidiaries’ capital stock or other equity interests, or any options, equity or equity-based compensation, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity interests; provided, however, that the Company may issue shares (i) upon the settlement of any Company RSU Award or Company DSU Award outstanding as of the date of this Agreement or (ii) pursuant to the terms of the Company ESPP in effect immediately prior to the date of this Agreement;

(d)                                 except with respect to the regular quarterly cash dividends of $0.21 per share, with record and payment dates for such dividends consistent with past practice, declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than cash dividends and distributions paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e)                                  (i) establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Company Benefit Plan or plan, program, policy, practice, agreement or arrangement that would be a Company Benefit Plan if it had been in effect on the date of this Agreement, except to the extent required pursuant to any Company Benefit Plan; (ii) grant or pay, or commit to grant or pay, any bonus, incentive or profit-sharing award or payment; (iii) increase, or commit to increase, the amount of the wages, salary, bonuses, commissions, fringe benefits, severance or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property), benefits or remuneration payable to any current or former employee or director of, or individual service provider to, the Company or any Subsidiary of the Company, except for annual increases in base salaries to employees whose annual base compensation is below $150,000, in the ordinary course of business and in amounts and at such times as is consistent with past practice; (iv) take any action (other than actions contemplated by this Agreement) to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, payable or to become payable to any current or former employee or director of, or individual service provider to, the Company or any Subsidiary of the Company; (v) except pursuant to, or as contemplated by, any agreement set forth on Section 3.12(j) of the Company Disclosure Letter, enter into any employment, severance, change in control, retention, individual consulting or similar agreement with any current or former employee or director of, or individual service provider to, the Company or any Subsidiary of the Company (other than offer letters that provide for at-will employment without any severance, retention or change in control benefits for newly hired employees or individual service providers who are hired in the ordinary course of business and whose annual base compensation does not exceed $225,000 individually), (vi) communicate with the employees of the Company or any Subsidiary of the Company regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless such communications are consistent with the terms provided herein; or (vii) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(f)                                   hire, engage, promote or terminate (other than for cause) any employee or other individual service provider who is or would be entitled to receive annual base compensation of $225,000 or more;

(g)                                  except as contemplated by the Company ESPP in effect as of the date of this Agreement, grant, confer or award equity or equity-based compensation, options, convertible securities, restricted stock, restricted stock units, deferred stock units or other rights to acquire any of the Company’s or its Subsidiaries’ capital stock or other equity interests;

(h)                                 make any loan or advance (other than travel and similar advances to its employees in the ordinary course of business) to any Person in excess of $50,000 in the aggregate;

(i)                                     forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities of any employees of the Company or its Subsidiaries;

(j)                                    acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, joint venture, other business organization or any division or all or any material portion of the assets, business or properties of any other Person, in each case, for aggregate consideration in excess of $20,000,000;

(k)                                 sell, pledge, dispose of, transfer, abandon, lease, license, mortgage, incur any Lien (other than Permitted Liens) (including pursuant to a sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any material portion of the assets, business, properties or rights of the Company or any of its Subsidiaries (other than licenses of Intellectual Property Rights in the ordinary course of business consistent with past practice), except (i) sales of inventory in the ordinary course of business and consistent with past practice, (ii) transfers among the Company and its Subsidiaries or (iii) disposition of obsolete assets or expired inventory;

(l)                                     (i) pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than (A) the payment, discharge or satisfaction, required pursuant to the terms of the Company’s Existing Credit Agreement as in effect as of the date of this Agreement and (B) Indebtedness incurred by the Company or its wholly owned Subsidiaries and owed to the Company or its wholly owned Subsidiaries) or (ii) cancel any material Indebtedness (individually or in the aggregate) or waive or amend any claims or rights of substantial value;

(m)                             (i) incur, create, assume or otherwise become liable for any Indebtedness or guarantee any such Indebtedness of any Person (other than a wholly owned Subsidiary of the Company), including the issuance of any debt security and the assumption or guarantee of obligations of any Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries’ (except for (A) Indebtedness or guarantees for drawdowns with respect to the Company’s revolving credit facility under its Existing Credit Agreement in the ordinary course of business consistent with past practice and (B) Indebtedness owed to the Company or its wholly owned Subsidiaries) or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in the Company or any direct or indirect wholly owned Subsidiary of the Company);

(n)                                 terminate, enter into, agree to any material amendment or modification of or renew or waive any material rights under any Company Material Contract or any Contract relating to Company Leased Real Property, in each case other than Company Material Contracts of the type described in Sections 3.14(a)(i), (ii), (v), (vi), (xii) or (xv) in the ordinary course of business consistent with past practice;

(o)                                 modify, extend or enter into any Labor Agreement, except as required pursuant to an applicable Contract in effect as of the date of this Agreement;

(p)                                 make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(q)                                 make or agree to make any capital expenditure exceeding $25,000,000 in the aggregate in any calendar quarter;

(r)                                    write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

(s)                                   release, compromise, assign, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the Merger and the other transactions contemplated by this Agreement with adverse parties other than the other parties hereto) or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any of its Subsidiaries of (i) the amounts specifically reserved in accordance with GAAP with respect to such Proceeding on the Company’s consolidated financial statements for the year ending December 31, 2015 or (ii) an amount not greater than $5,000,000 in the aggregate;

(t)                                    fail to maintain in effect the existing material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(u)                                 announce, implement or effect any facility closing, lay-off, early retirement programs, severance programs or reductions in force affecting employees of the Company or any of its Subsidiaries, other than any such action not giving rise to more than $250,000 in severance and other liability related to such action;

(v)                                 cancel, dedicate to the public, disclaim, forfeit, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to patents expiring in accordance with their terms) any Intellectual Property Rights material to the Company;

(w)                               (i) make or change any material Tax election or change any method of Tax accounting; (ii) file any material amended Tax Return; (iii) settle or compromise any audit or Proceeding unless such settlement or compromise does not result in a Tax liability that materially exceeds the liability with respect to such audit or Proceeding recorded or reflected in the Company SEC Documents prior to the date hereof; (iv) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes; (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax; or (vi) surrender any right to claim a material Tax refund;

(x)                                 take (or knowingly fail to take) any action, including consenting to any action pursuant to the KLX Tax Sharing Agreement that would cause (i) the KLX External Spin-Off to fail to qualify for the KLX Spin-Off Tax Treatment or (ii) the KLX Internal Restructuring to fail to qualify for the Tax treatments originally reported on the relevant Tax Returns of the Company, KLX or any applicable Subsidiary of either;

(y)                                 merge or consolidate the Company or any of its Subsidiaries with any third party or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(z)                                  enter into any agreement to do, or adopt any resolutions in support of, any of the foregoing.

Section 5.2                                    Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (A) as may be required by Law, (B) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be expressly contemplated or permitted pursuant to this Agreement or (D) as set forth in Section 5.2 of the Parent Disclosure Letter, (x) Parent shall conduct its business in the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve its assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners, and (y) Parent shall not, directly or indirectly:

(a)                                 amend the Parent Organizational Documents in a manner that would be adverse to the Company or its stockholders or would, or would reasonably be expected to, have the effect of delaying or preventing the consummation of the Merger or the other transactions contemplated by this Agreement;

(b)                                 increase the size of the Parent Board;

(c)                                  except with respect to quarterly cash dividends paid in the ordinary course, consistent with past practice, subject to increase by no more than twenty-five percent (25%) on a quarterly basis, declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock or other equity interests;

(d)                                 adopt a plan of complete or partial liquidation or dissolution;

(e)                                  adjust, split, combine, subdivide or reclassify Parent’s capital stock; or

(f)                                   issue or sell any shares of Parent Common Stock representing more than five percent (5%) of the issued and outstanding shares of Parent Common Stock as of the date of this Agreement; provided, however, that Parent may issue or sell shares of Parent Common Stock pursuant to Parent Equity Awards, the Parent 2015 Long-Term Incentives Plan, the Parent Employee Stock Purchase Plan and any other Parent Benefit Plan; or

(g)                                  enter into any agreement to do, or adopt any resolutions in support of, any of the foregoing.

Section 5.3                                    Preparation of the Form S-4 and the Joint Proxy Statement; Stockholder Meetings.

(a)                                 As promptly as practicable after the execution of this Agreement (but in any event, no more than thirty (30) days following the date hereof, unless the parties otherwise agree to another time period), Parent and the Company shall jointly prepare, and Parent and the Company, as applicable, shall cause to be filed with the SEC the Joint Proxy Statement in preliminary form. Parent shall prepare (and consider the Company’s comments in good faith) and cause to be filed with the SEC within thirty (30) days after the execution of this Agreement, the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Each of Parent and the Company shall use its reasonable best efforts to (i) cause the Form S-4 and the Joint Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, (ii) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state securities Laws in connection with the Parent Stock Issuance and (iii) keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Parent or the Company, in each case without providing the other party with a reasonable opportunity to review and comment thereon. If, at any time prior to the Effective Time, any information relating to Parent of the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Parent and the Company. Subject to applicable Law, each party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

(b)                                 Subject to the earlier termination of this Agreement in accordance with Section 7.1, the Company shall, as soon as practicable following the effectiveness of the Form S-4, duly call, give notice of, convene (on a date selected by the Company in consultation with Parent, which date is intended to be the date of the Parent Stockholders’ Meeting) and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval, and shall submit such proposal to such holders at the Company Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting without the prior written consent of Parent. The Company in consultation with Parent shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent and shall not adjourn or otherwise postpone or delay such Company Stockholders’ Meeting without the prior written consent of Parent. If the Company Board has not made a Company Adverse Recommendation Change, the Company shall, through the Company Board, make the Company Recommendation, and shall include such Company Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal (whether or not a Company Superior Proposal).

(c)                                  Subject to the earlier termination of this Agreement in accordance with Section 7.1, Parent shall, as soon as practicable following the effectiveness of the Form S-4, duly call, give notice of, convene (on a date selected by Parent in consultation with the Company, which date is intended to be the date of the Company Stockholders’ Meeting) and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) for the purpose of seeking the Parent

Stockholder Approval, and shall submit such proposal to such holders at the Parent Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Parent Stockholders’ Meeting without the prior written consent of the Company. Parent in consultation with the Company shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date without the prior written consent of the Company and shall not adjourn or otherwise postpone or delay such Parent Stockholders’ Meeting without the prior written consent of the Company. If the Parent Board has not made a Parent Adverse Recommendation Change, Parent shall, through the Parent Board, make the Parent Recommendation, and shall include such Parent Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the Parent Stock Issuance and (ii) take all other action necessary or advisable to secure the Parent Stockholder Approval. Notwithstanding any Parent Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Acquisition Proposal (whether or not a Parent Superior Proposal).

(d)                                 The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on the same date and as soon as practicable after the date of this Agreement.

Section 5.4                                    Appropriate Action; Consents; Filings.

(a)                                 Subject to the terms and conditions of this Agreement, the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VI to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods, and other confirmations from any Governmental Authority or other Person that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Authorities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (iii) the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Person in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (iv) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (v) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement. Each of the parties hereto shall, in consultation and cooperation with the other parties and as promptly as reasonably practicable (and in no event later than ten (10) Business Days following the date that this Agreement is executed), make and not withdraw (without the other parties’ consent) its respective filings under the HSR Act, and thereafter make any other applications and filings as reasonably determined by the Company and Parent under other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable, but in no event later than as required by Law. Parent shall pay all filing fees and other charges for the filings required under any Antitrust Law by the Company and Parent. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of Parent, none of the Company or any of its Subsidiaries or Affiliates will grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party in connection with seeking or obtaining its consent (such consent not to be unreasonably withheld, conditioned or delayed) to the transactions contemplated by this Agreement.

(b)                                 In connection with and without limiting the efforts referenced in this Section 5.4, each of the parties hereto will (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication; (iii) and cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a Governmental Authority or private party, including immediately informing the other party of any such investigation, inquiry or Proceeding, and consulting in advance before making any presentations or submissions to a Governmental Authority, or, in connection with any Proceeding initiated by a private party, to any other Person. In addition, each of the parties hereto will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority, or, in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by applicable Law or by the applicable Governmental Authority or other Person, and to the extent reasonably practicable, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority or such other Person in respect of the transactions contemplated by this Agreement without the other party, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such party apprised with respect thereto.  Each party shall furnish to the other copies of all substantive filings, submissions, correspondence and communications between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff (or any other Person in connection with any Proceeding initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may redact the material as necessary to (A) remove personally sensitive information; (B) remove references concerning valuation, (C) comply with contractual arrangements, (D) address legal privilege or other confidentiality concerns, or (E) comply with applicable Law.

(c)                                  The parties shall consult with each other with respect to obtaining all permits and Consents necessary to consummate the transactions contemplated by this Agreement, including the Merger.

(d)                                 Notwithstanding anything in this Agreement to the contrary, none of Parent or any of its Affiliates shall be required to agree to or proffer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair Parent’s or any of its Affiliates’ ability to own or operate any assets or properties of Parent or any of its Affiliates (including for the avoidance of doubt, any equity or other interests in the Company) or any assets or properties of the Company or any of its Affiliates if such action would require the divestiture or holding separate (or any other remedy) of or with respect to any assets of Parent, the Company or any of their Affiliates or Subsidiaries representing, in the aggregate, more than $175,000,000 of annual revenue generated between January 1, 2015 and December 31, 2015.

(e)                                  Parent and Merger Sub agree that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, each of Parent and Merger Sub shall not, and shall ensure that none of their Subsidiaries shall, consummate, or enter into any agreement providing for, any acquisition, divestiture or merger that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.5                                    Access to Information; Confidentiality.

(a)                                 Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford reasonable access to Parent’s Representatives, during normal business hours and upon reasonable notice throughout the period from the date of this Agreement to the Effective Time (or until the earlier termination of this Agreement in accordance with Section 7.1), to the personnel, advisors, properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish reasonably promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries, and to provide copies thereof, as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided, further, however, that in each such case, the Company shall cooperate with Parent to enable Parent and Parent’s Representatives to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that Parent and Parent’s Representatives may have access to such information. No investigation or access permitted pursuant to this Section 5.5(a) shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder. All information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives pursuant to this Section 5.5(a) shall be kept confidential in accordance with the Confidentiality Agreement.

(b)                                 Upon reasonable notice, Parent shall (and shall cause each of its Subsidiaries and Merger Sub to) afford to Representatives of the Company reasonable access, during normal business hours and upon reasonable notice throughout the period from the date of this Agreement the Effective Time (or until the earlier termination of this Agreement in accordance with Section 7.1), to the personnel, advisors, properties, books and records of Parent and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish reasonably promptly to such Representatives all information concerning the business, properties and personnel of Parent and its Subsidiaries, and to provide copies thereof, as may reasonably be requested; provided, however, that nothing herein shall require Parent or any of its Subsidiaries to disclose any information to the Company if such disclosure would, in the reasonable judgment of Parent, (i) violate applicable Law or the provisions of any agreement to which Parent or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided, further, however, that in each such case, Parent shall cooperate with the Company to enable the Company and the Company’s Representatives to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that the Company and the Company’s Representatives may have access to such information. No investigation or access permitted pursuant to this Section 5.5(b) shall affect or be deemed to modify any representation, warranty, covenant or agreement made by Parent or Merger Sub hereunder. All information furnished by the Company, its Subsidiaries, Merger Sub and Parent’s officers, employees and other Representatives pursuant to this Section 5.5(b) shall be kept confidential in accordance with the Confidentiality Agreement.

Section 5.6                                    No Solicitation by the Company.

(a)                                 From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as provided in Section 5.6(b) or Section 5.6(d), (i) the Company shall immediately cease, and shall instruct and use its reasonable best efforts to cause its officers, directors and other Representatives to cease, and cause to be terminated all existing discussions, negotiations and communications with any Persons or entities with respect to any Company Acquisition Proposal (other than the transactions contemplated by this Agreement); (ii) the Company shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly through another Person, (A) initiate, seek, solicit, knowingly encourage (including by way of furnishing any non-public information) or knowingly induce or take any other action which would reasonably be expected to lead to a Company Acquisition Proposal, (B) engage in negotiations or discussions with, or provide any non-public information or non-public data to, any Person (other than Parent or any of its Affiliates or Representatives) relating to any Company Acquisition Proposal or grant any waiver or release under any standstill or other agreement (except that if the Company Board determines in good faith that the failure to grant any waiver or release would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill provision in order to permit a third party to make a Company Acquisition Proposal) or (C) resolve to do any of the foregoing; (iii) the Company shall not provide and shall, within one (1) Business Day of the date of this Agreement, terminate access of any third party to any data room (virtual or actual) containing any of the Company’s information; and (iv) within two (2) Business Days after the date of this Agreement, the Company shall demand the return or destruction of all confidential, non-public information and materials and all other information and materials related to any Company Acquisition Proposal that have been provided to third parties that have entered into confidentiality agreements relating to a possible Company Acquisition Proposal with the Company or any of its Subsidiaries.

(b)                                 Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, if the Company receives a bona fide written Company Acquisition Proposal from a third party that was not initiated, sought, solicited, knowingly encouraged, knowingly induced or otherwise procured in violation of this Agreement, then the Company may (i) contact the Person who has made such Company Acquisition Proposal in order to clarify the terms of such Company Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Company Acquisition Proposal, (ii) furnish information concerning its business, properties or assets to such Person pursuant to a confidentiality agreement with confidentiality terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such Person concerning such Company Acquisition Proposal, in the case of clauses (ii) and (iii), if the Company Board determines in good faith that such Company Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Company Superior Proposal. The Company (A) shall promptly (and in any case within twenty-four (24) hours) provide Parent notice (1) of the receipt of any Company Acquisition Proposal, which notice shall include a complete, unredacted copy of such Company Acquisition Proposal, and (2) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) with, the Company or any of its Representatives concerning a Company Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (B) shall promptly (and in any case within twenty-four (24) hours) make available to Parent copies of all written materials provided by the Company to such party but not previously made available to Parent and (C) shall keep Parent informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Company Acquisition Proposal or other inquiry, offer, proposal or request.

(c)                                  Except as permitted by Section 5.6(d) or Section 5.6(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Recommendation, in each case in a manner adverse to Parent or Merger Sub, (ii) approve or recommend any Company Acquisition Proposal or (iii) adopt or approve, or publicly propose to adopt or approve, or allow the Company to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Company Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.6(b)) (any action described in clauses (i) and (ii) of this sentence being referred to as a “Company Adverse Recommendation Change”).

(d)                                 If, at any time prior to the receipt of the Company Stockholder Approval, the Company Board receives a Company Acquisition Proposal that the Company Board determines in good faith constitutes a Company Superior Proposal that was not initiated, sought, solicited, knowingly encouraged, knowingly induced or otherwise procured in violation of this Agreement, the Company Board may (i) effect a Company Adverse Recommendation Change or (ii) cause the Company to terminate this Agreement pursuant to Section 7.1(c)(iii) in order to enter into a definitive agreement providing for such Company Superior Proposal if (A) the Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (B) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change or terminate this Agreement; (C) if applicable, the Company has provided Parent a copy of the proposed definitive agreements between the Company and the Person making such Company Superior Proposal; (D) for a period of four (4) days following the notice delivered pursuant to clause (B) of this Section 5.6(d), the Company shall have discussed and negotiated in good faith and made the Company’s Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term or condition of any Company Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (1) two (2) days following delivery of such new notice from the Company to Parent and (2) the expiration of the original four (4)-day period described in clause (D) above); and (E) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Company Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Company Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law.

(e)                                  Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.6(d) and shall not be subject to this Section 5.6(e)), prior to obtaining the Company Stockholder Approval the Company Board may take any action in response to a Company Intervening Event prohibited by clause (i) of Section 5.6(c), only if (i) the Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (ii) the Company has notified Parent in writing that it intends to effect such a Company Adverse Recommendation Change pursuant to this Section 5.6(e) (which notice shall specify the facts and circumstances providing the basis of the Company Intervening Event and for the Company Board’s determination to effect a Company Adverse Recommendation Change in reasonable detail); (iii) for a period of four (4) days following the notice delivered pursuant to clause (ii) of this Section 5.6(e), the Company shall have discussed and negotiated in good faith and made the Company’s Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate), with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) two (2) days following delivery of such new notice from the Company to Parent and (B) the expiration of the original four (4)-day period described above in this clause (iii)); and (iv) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law.

(f)                                   Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith that the failure of the Company Board to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; provided, however, that (1) in no event shall this Section 5.6(f) affect the obligations specified in Section 5.6(d) or 5.6(e) and (2) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board, without disclosing any Company Adverse Recommendation Change.

Section 5.7                                    No Solicitation by Parent.

(a)                                           From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as provided in Section 5.7(b) or Section 5.7(d), (i) Parent shall immediately cease, and shall instruct and use its reasonable best efforts to cause its officers, directors and other Representatives to cease, and cause to be terminated all existing discussions, negotiations and communications with any Persons or entities with respect to any Parent Acquisition Proposal (other than the transactions contemplated by this Agreement); (ii) Parent shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly through another Person, (A) initiate, seek, solicit, knowingly encourage (including by way of furnishing any non-public information), or knowingly induce or take any other action which would reasonably be expected to lead to a Parent Acquisition Proposal, (B) engage in negotiations or discussions with, or provide any non-public information or non-public data to, any Person (other than the Company or any of its Affiliates or Representatives) relating to any Parent Acquisition Proposal or grant any waiver or release under any standstill or other agreement (except that if the Parent Board determines in good faith that the failure to grant any waiver or release would be inconsistent with its fiduciary duties under applicable Law, Parent may waive any such standstill provision in order to permit a third party to make a Parent Acquisition Proposal) or (C) resolve to do any of the foregoing; (iii) Parent shall not provide and shall, within one (1) Business Day of the date of this Agreement, terminate access of any third party to any data room (virtual or actual) containing any of Parent’s information; and (iv) within two (2) Business Days after the date of this Agreement, Parent shall demand the return or destruction of all confidential, non-public information and materials and all other information and materials related to any Parent Acquisition Proposal that have been provided to third parties that have entered into confidentiality agreements relating to a possible Parent Acquisition Proposal with Parent or any of its Subsidiaries.

(b)                                           Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, if Parent receives a bona fide written Parent Acquisition Proposal from a third party that was not initiated, sought, solicited, knowingly encouraged, knowingly induced or otherwise procured in violation of this Agreement, then Parent may (i) contact the Person who has made such Parent Acquisition Proposal in order to clarify the terms of such Parent Acquisition Proposal so that the Parent Board (or any committee thereof) may inform itself about such Parent Acquisition Proposal, (ii) furnish information concerning its business, properties or assets to such Person pursuant to a confidentiality agreement with confidentiality terms that, taken as a whole, are not materially less favorable to Parent than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such Person concerning such Parent Acquisition Proposal, in the case of clauses (ii) and (iii), if the Parent Board determines in good faith that such Parent Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Parent Superior Proposal. Parent (A) shall promptly (and in any case within twenty-four (24) hours) provide the Company notice (1) of the receipt of any Parent Acquisition Proposal, which notice shall include a complete, unredacted copy of such Parent Acquisition Proposal, and (2) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) with, Parent or any of its Representatives concerning a Parent Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (B) shall promptly (and in any case within twenty-four (24) hours) make available to the Company copies of all written materials provided by Parent to such party but not previously made available to the Company and (C) shall keep the Company informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Parent Acquisition Proposal or other inquiry, offer, proposal or request.

(c)                                            Except as permitted by Section 5.7(d) or Section 5.7(e), neither the Parent Board nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, Parent Recommendation, in each case in a manner adverse to the Company, (ii) approve or recommend any Parent Acquisition Proposal or (iii) adopt or approve, or publicly propose to adopt or approve, or allow Parent to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Parent Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.7(b)) (any action described in clauses (i) and (ii) of this sentence being referred to as a “Parent Adverse Recommendation Change”).

(d)                                           If, at any time prior to the receipt of Parent Stockholder Approval, the Parent Board receives a Parent Acquisition Proposal that the Parent Board determines in good faith constitutes a Parent Superior Proposal that was not initiated, sought, solicited, knowingly encouraged, knowingly induced or otherwise procured in violation of this Agreement, the Parent Board may (i) effect a Parent Adverse Recommendation Change or (ii) cause Parent to terminate this Agreement pursuant to Section 7.1(d)(iii) in order to enter into a definitive agreement providing for such Parent Superior Proposal if (A) the Parent Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (B) Parent has notified the Company in writing that it intends to effect a Parent Adverse Recommendation Change or terminate this Agreement; (C) if applicable, Parent has provided the Company a copy of the proposed definitive agreements between Parent and the Person making such Parent Superior Proposal; (D) for a period of four (4) days following the notice delivered pursuant to clause (B) of this Section 5.7(d), Parent shall have discussed and negotiated in good faith and made Parent’s Representatives available to discuss and negotiate in good faith (in each case to the extent Company desires to negotiate) with the Company’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the Parent Board’s fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term or condition of any Parent Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (1) two (2) days following delivery of such new notice from Parent to the Company and (2) the expiration of the original four (4)-day period described in clause (D) above); and (E) no earlier than the end of such negotiation period, the Parent Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Parent Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Parent Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law.

(e)                                            Other than in connection with a Parent Superior Proposal (which shall be subject to Section 5.7(d) and shall not be subject to this Section 5.7(e)), prior to obtaining Parent Stockholder Approval the Parent Board may take any action in response to a Parent Intervening Event prohibited by clause (i) of Section 5.7(c), only if (i) the Parent Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (ii) Parent has notified the Company in writing that it intends to effect such a Parent Adverse Recommendation Change pursuant to this Section 5.7(e) (which notice shall specify the facts and circumstances providing the basis of the Parent Intervening Event and for the Parent Board’s determination to effect a Parent Adverse Recommendation Change in reasonable detail); (iii) for a period of four (4) days following the notice delivered pursuant to clause (ii) of this Section 5.7(e), Parent shall have discussed and negotiated in good faith and made Parent’s Representatives available to discuss and negotiate in good faith (in each case to the extent Company desires to negotiate), with Company’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the Parent Board’s fiduciary duties under applicable Law (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) two (2) days following delivery of such new notice from Parent to the Company and (B) the expiration of the original four (4)-day period described above in this clause (iii)); and (iv) no earlier than the end of such negotiation period, the Parent Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law.

(f)                                             Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Parent Board determines in good faith that the failure of the Parent Board to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; provided, however, that (1) in no event shall this Section 5.7(f) affect the obligations specified in Section 5.7(d) or Section 5.7(e) and (2) any such disclosure (other than issuance by Parent of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Parent Board with respect to this Agreement or a Parent Acquisition Proposal shall be deemed to be a Parent Adverse Recommendation Change unless the Parent Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Parent Board, without disclosing any Parent Adverse Recommendation Change.

Section 5.8                                    Directors’ and Officers’ Indemnification and Insurance.

(a)                                           Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company (the “D&O Indemnified Parties”) as provided in the Certificate of Incorporation, the Bylaws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Certificate of Incorporation and Bylaws as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.8.

(b)                                           Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided, however, that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to, as of or after the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time; provided, further, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(c)                                            The covenants contained in this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

(d)                                           In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

Section 5.9                                    Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause, in the case of the Company, any condition set forth in Section 6.2 not to be satisfied, or in the case of Parent, any condition set for the in Section 6.3 not to be satisfied, at any time from the date of this Agreement to the Effective Time; (b) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement and (c) any claims, investigations or Proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

Section 5.10                             Public Disclosure. So long as this Agreement is in effect, neither Parent, nor the Company, nor any of their respective Affiliates, will disseminate any press release or other public announcement concerning this Agreement, the Merger or the other transactions contemplated by this Agreement, except as may be required by Law or the rules of a national securities exchange or to the extent disclosed in or consistent with the Joint Proxy Statement or Form S-4, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, without prior consent of the other parties, each party (a) may communicate information that is not confidential information of any other party to financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties. Notwithstanding any other provision of this Agreement, the requirements of this Section 5.10 shall not apply to (i) any such press release or public announcement if (A) the Company Board has effected any Company Adverse Recommendation Change in accordance with this Agreement or (B) the Parent Board has effected a Parent Adverse Recommendation Change in accordance with this Agreement and (ii) any disclosure by the Company or Parent of any information concerning this Agreement, the Merger or the other transactions contemplated by this Agreement in connection with a determination by (A) the Company in accordance with Section 5.6(b) or Section 5.6(d) that a Company Acquisition Proposal constitutes, or may constitute, a Company Superior Proposal, (B) Parent in accordance with Section 5.7(b) of Section 5.7(d) that a Parent Acquisition Proposal constitutes, or may constitute, a Parent Superior Proposal, or (C) any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement.

Section 5.11                             Employee Benefits; Labor.

(a)                                           For purposes of this Section 5.11, (i) the term “Covered Employees” shall mean employees who are actively employed by the Company or any of its Subsidiaries immediately prior to the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on December 31st of the year following the year in which the Effective Time occurs.

(b)                                           During the Continuation Period, Parent shall, or shall cause a Subsidiary of Parent to, provide to the Covered Employees for so long as such Covered Employees remain employees of Parent or any of its Subsidiaries during the Continuation Period, compensation (such term to include salary or base rate of compensation, annual cash bonus opportunities, commissions and severance) and benefits that are in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses and nonqualified deferred compensation) and benefits (excluding any defined benefit pension plan or retiree medical benefits) being provided by the Company or its Subsidiaries to Covered Employees immediately prior to the Effective Time.

(c)                                            In the event any Covered Employee first becomes eligible to participate under any Parent Benefit Plan following the Effective Time, Parent shall, or shall cause a Subsidiary of Parent to, for Covered Employees who become eligible during the calendar year including the Effective Time, use commercially reasonable efforts to (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Benefit Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under any similar Company Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Benefit Plan during the plan year in which the Effective Time occurs, to the same extent such credit was given under any similar Company Benefit Plan that Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Benefit Plan for the plan year in which the Effective Time occurs.

(d)                                           As of the Effective Time, Parent shall recognize, or shall cause a Subsidiary of Parent to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of its Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes under any defined benefit pension plan) and for purposes of determining future vacation accruals and severance amounts to the same extent as such Covered Employee received, immediately before the Effective Time, credit for such service under any similar Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time; provided that service of each Covered Employee prior to the Effective Times shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any (i) non-elective employer contributions under any plan of Parent under Section 401(k) of the Code or (ii) Parent retiree medical program in which any Covered Employee participates after the Effective Times. In no event shall anything contained in this Section 5.11 result in any duplication of benefits for the same period of service.

(e)                                            In the event that the employment of any of the Covered Employees specified on Section 5.11(e) of the Company Disclosure Letter is terminated by the Company, Parent or a Subsidiary of Parent other than for cause, as set forth in Section 5.11(e) of the Company Disclosure Letter, at or within a year following Closing, Parent shall, or shall cause the Surviving Corporation to, provide severance benefits to such Covered Employee that are at least as favorable as those set forth on Section 5.11(e) of the Company Disclosure Letter.

(f)                                             Parent shall cause the Surviving Corporation to perform the Company’s obligations under the agreements set forth on Section 5.11(f) of the Company Disclosure Letter subject to the terms of such agreements.

(g)                                            The Company and its Subsidiaries shall satisfy all legal or contractual requirements to provide notice to, or to carry out any consultation procedure with, any employee or groups of employees of the Company or any of its Subsidiaries, or any labor or trade union, labor organization or works council, which is representing any employee of the Company or any of its Subsidiaries, in connection with the transactions contemplated by this Agreement.

(h)                                           After the date of this Agreement and prior to the Effective Time, the Company (i) shall not terminate, except for cause, any of the employees of the Company or any of its Subsidiaries listed on Section 5.11(h) of the Company Disclosure Letter, and (ii) shall notify Parent in writing as promptly as practicable in the event that any employee listed on Section 5.11(h) of the Company Disclosure Letter has given, or has been given, notice of termination of his or her employment.

(i)                                               Parent shall make grants of Parent cash retention awards (“Parent Retention Awards”) to the Covered Employees listed on Section 5.11(i) of the Company Disclosure Letter, with grant date values in the amounts set forth in the last column of such schedule, provided that such Covered Employees are employees of Parent or a Subsidiary of Parent on the day following the Closing Date, which Parent Retention Awards shall vest 50% on the six-month anniversary of the Closing Date and the remaining 50% on the first anniversary of the Closing Date; provided that the Covered Employee remains employed by Parent or a Subsidiary of Parent through each such vesting date.

(j)                                              The parties hereto acknowledge and agree that all provisions contained in this Section 5.11 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, in any Company Benefit Plan, or (ii) to continued employment with the Company, Parent or their respective Subsidiaries or Affiliates. Notwithstanding anything in this Section 5.11 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or any other employee benefit plans of the Company, Parent or any of their respective Subsidiaries or Affiliates or shall prohibit Parent or any of its Subsidiaries or Affiliates from amending or terminating any employee benefit plan.

Section 5.12                             Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that Merger Sub prior to the Effective Time shall not conduct any business, incur or guarantee any Indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 5.13                             Rule 16b-3 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be reasonably necessary or advisable (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.14                             Repayment and Termination of Existing Credit Agreement. At least one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent an executed copy of a customary payoff letter from the agents under the Existing Credit Agreement in form and substance reasonably satisfactory to Parent relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and the release of all Liens securing the obligations thereunder (the “Payoff Letter”). The Company shall, and shall cause its Subsidiaries to, deliver to Parent (or the agent under the Existing Credit Agreement, in the case of prepayment and termination notices) prior to the Closing, in form and substance reasonably satisfactory to Parent, all the documents, filings and notices required for the termination of commitments under the Existing Credit Agreement and the release of all Liens securing the obligations thereunder, including the filing of UCC releases, termination of control agreements, and delivery of possessory collateral, which shall in each case be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Existing Credit Agreement.

Section 5.15                             Certain Tax Matters.

(a)                                           Each of the Company and Parent shall use its reasonable best efforts to obtain the Tax opinions described in Section 6.2(e) and Section 6.3(e).

(b)                                           Immediately prior to Closing, the Company shall execute and deliver representation letters to Parent Tax Counsel, Company Tax Counsel and the Additional Tax Counsel (as applicable) substantially in the form set forth in Exhibit B, with such changes, updates or refinements, jointly agreed to by each law firm that is delivering an opinion described in Sections 6.2(e) or 6.3(e), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing (the “Company Closing Representation Letter”).

(c)                                            Immediately prior to Closing, Parent shall execute and deliver representation letters to Parent Tax Counsel, Company Tax Counsel and the Additional Tax Counsel (as applicable) substantially in the form set forth in Exhibit C, with such changes, updates or refinements, jointly agreed to by each law firm that is delivering an opinion described in Sections 6.2(e) or 6.3(e), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing (the “Parent Closing Representation Letter”).

(d)                                           The Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations, warranties and covenants made in the Company Signing Representation Letter. As of the date of this Agreement, Company knows of no reason why it would not able to deliver the Company Closing Representation Letter.

(e)                                            Parent shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations, warranties and covenants made in the Parent Signing Representation Letter. As of the date of this Agreement, Parent knows of no reason why it would not be able to deliver the Parent Closing Representation Letter.

(f)                                             The Company has received an opinion of Shearman & Sterling LLP, dated as of the date hereof, to the effect that, on the basis of the facts, representations, assumptions, limitations and exclusions set forth or referred to in such opinion, the Merger will not cause the KLX External Spin-Off to fail to qualify for the KLX Spin-Off Tax Treatment and such opinion has not been rescinded, revoked or modified.  The parties acknowledge that in rendering the opinion described in this Section 5.15(f), Shearman & Sterling LLP has required and relied upon (and has incorporated by reference) reasonable and customary representations, warranties and covenants, including the Parent Signing Representation Letter and the Company Signing Representation Letter.

(g)                                            Parent has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the date hereof, to the effect that, on the basis of the facts, representations, assumptions, limitations and exclusions set forth or referred to in such opinion, the Merger will not cause the KLX External Spin-Off to fail to qualify for the KLX Spin-Off Tax Treatment and such opinion has not been rescinded, revoked or modified. The parties acknowledge that in rendering the opinion described in this Section 5.15(g), Skadden, Arps, Slate, Meagher & Flom LLP has required and relied upon (and has incorporated by reference) reasonable and customary representations, warranties and covenants, including the Parent Signing Representation Letter and the Company Signing Representation Letter.

(h)                                           The Company shall deliver, or cause to be delivered, a copy of the KLX Closing Representation Letter, if any, to Parent prior to Closing; provided that Parent acknowledges and agrees that KLX is not required to deliver a KLX Closing Representation Letter pursuant to the KLX TSA Amendment.

(i)                                               Parent and the Company shall use reasonable best efforts to jointly engage, promptly following the date hereof, one of the law firms set forth on Schedule 5.15(i) or, if unable to engage any of such firms, such other law firm of recognized national standing expert in the matters at issue that is mutually acceptable to Parent and the Company (such selected firm, the “Additional Tax Counsel”) to serve as the Additional Tax Counsel pursuant to this Agreement. Each of the Company and Parent agrees to pay fifty percent (50%) of the fees and expenses of the Additional Tax Counsel.

Section 5.16                             Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, at or prior to the Effective Time.

Section 5.17                             Parent’s Financing Activities.

(a)                                           Parent and Merger Sub will keep the Company reasonably informed on a reasonably current basis of the status of material developments in respect of obtaining financing for the Merger and the other transactions contemplated by this Agreement.

(b)                                           Parent and Merger Sub acknowledge and agree that the obtaining of the financing for the Merger and the other transactions contemplated by this Agreement is not a condition to the Closing. For the avoidance of doubt, if financing for the Merger and the other transactions contemplated by this Agreement has not been obtained, Parent and Merger Sub shall continue to be obligated, prior to any termination of this Agreement pursuant to Section 7.1 and subject to the fulfillment or waiver of the conditions set forth in Article VI, to complete the Merger and consummate the other transactions contemplated by this Agreement.

(c)                                            Without limiting the generality of Section 5.4, prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent, provide reasonable cooperation that is customary in connection with the arrangement, marketing, syndication and consummation of debt and/or equity financing deemed reasonably necessary by Parent (including upon a request to Parent by its financing sources) in connection with the transactions contemplated by this Agreement and consistent with transactions that are substantially similar to the transactions contemplated by this Agreement, including, but not limited to, the following:

(i)                                     furnishing, or causing to be furnished, to Parent, (A) audited balance sheets for the fiscal years ended December 31, 2015, December 31, 2014 and such further fiscal years ended at least ninety (90) days prior to the Closing Date, and audited statements of income and cash flows for the fiscal years ended December 31, 2015, December 31, 2014, and December 31, 2013 and such further fiscal years ended at least ninety (90) days prior to the Closing Date and (B) unaudited balance sheets and related statements of income and cash flows for each fiscal quarter ended after the close of its most recent fiscal year which are no more than one hundred and thirty-five (135) days old at Closing, in the case of clauses (A) and (B), prepared in accordance with GAAP and reviewed (SAS 100) by the Company’s accountants (with such review (x) including a review of the financial statements for the corresponding period in the previous fiscal year and (y) being conducted in accordance with applicable accounting standards), together with all other written historical financial information (and related management discussion and analysis prepared in connection therewith) regarding the Company and its Affiliates as may be reasonably requested by Parent that may be required in order for Parent to complete and deliver customary confidential information, bank or offering memoranda or prospectuses, in connection with such financing (other than portions customarily provided by financing sources), including the information required under any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement or in connection with a customary offering of securities;

(ii)                                  providing reasonable assistance to Parent for the preparation of pro forma financial information and projections required to consummate any such financing or to comply with applicable Law;

(iii)                               using reasonable best efforts to secure the consent of the independent accountants of the Company and its Subsidiaries related to the financial statements described in this Section 5.17;

(iv)                              requesting that the Company’s and its Subsidiaries’ independent accountants reasonably participate in drafting sessions and accounting due diligence sessions in connection with the financing, including requesting that they provide customary comfort letters (including “negative assurance” comfort) with respect to financial information related to the Company and its Subsidiaries, to the extent required in connection with the marketing and syndication of the financing or as are customarily required in an underwritten offering of securities;

(v)                                 providing reasonable assistance to Parent in its preparation of customary rating agency presentations, road show materials, customary bank or co-investor information memoranda, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates) and similar or related documents customarily prepared in connection with financings of the type described in this Section 5.17, and which may incorporate by reference periodic and current reports filed by the Company with the SEC;

(vi)                              reasonably cooperating with customary marketing efforts of Parent for the financing, including causing its management team, with appropriate seniority and expertise, and external auditors and advisors, to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times;

(vii)                           using reasonable best efforts to ensure that any syndication or marketing effort in connection with the financing benefits materially from any existing lending and investment banking relationship of the Company and its Subsidiaries;

(viii)                        reasonably cooperating with the Financing Sources in an evaluation of the assets of the Company or any of its Subsidiaries for the purpose of establishing collateral arrangements in connection with the financing;

(ix)                              using reasonable best efforts to deliver to Parent, no later than three (3) Business Days prior to the Closing Date, any materials and documentation about the Company and its Subsidiaries required under applicable “know your customer” and anti-money laundering Laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001);

(x)                                 to the extent the Company or any of its Subsidiaries will become a party to any definitive agreement in respect of the financing following the Effective Time, provide (including using reasonable best efforts to obtain such documents from its advisors) customary certificates, corporate authorizations and other customary closing documents and definitive agreements as may be reasonable requested by Parent or the Financing Sources;

(xi)                              informing Parent promptly in writing if the Company Board or a committee thereof, the Company’s chief financial officer or any other executive officer of the Company concludes that any previously issued financial statements included or intended to be used in connection with the financing should no longer be relied upon;

(xii)                           informing Parent promptly in writing if any member of the Company Board, the Company’s chief financial officer or any other executive officer of the Company shall have knowledge of any facts as a result of which a restatement of any of the Company’s or its Subsidiaries’ financial statements is required or reasonably likely; and

(xiii)                        reasonably cooperating with Parent and the Financing Sources in connection with (A) Parent’s efforts to obtain customary corporate ratings; (B) assisting Parent in obtaining opinions of the Company’s counsel; (C) providing customary authorization letters to the Financing Sources; (D) providing customary authorizations for the use of the Company’s logos; (E) providing access to documents and other information in connection with continuing due diligence investigations; and (F) the payoff of existing Indebtedness of the Company, whether in the form of a tender offer, change of control offer, redemption, satisfaction and discharge, consent solicitation, or otherwise;

provided that (1) neither the Company nor any of its Affiliates shall be required to pay any commitment or other similar fee in connection with any financing to be obtained by Parent or any of Parent’s Affiliates in connection with the transactions contemplated by this Agreement, (2) the effectiveness of any documentation executed by the Company with respect thereto, and the attachment of any Lien to any assets of the Company or any of its Subsidiaries, shall be subject to the consummation of the Closing, (3) no director or officer of any the Company shall be required to execute any agreement, certificate, document or instrument with respect to such financing that would be effective prior to the Closing (other than certifications of the financial statements), (4) the Company, its controlled Affiliates and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with claims asserted by a Financing Source in connection with the arrangement of such financing to the fullest extent permitted by Law and with appropriate contribution to the extent such indemnification is not available, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, its Affiliates or their respective Representatives, or such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided hereunder by any of the foregoing Persons for use in connection herewith or with the financing and (5) Parent shall promptly after termination of this Agreement in accordance with Section 7.1, upon written request by the Company, reimburse the Company or any of its controlled Affiliates for all reasonable and documented out-of-pocket costs or expenses actually incurred by each such Person in complying with their respective covenants pursuant to this Section 5.17. Parent acknowledges and agrees that the obtaining of any such financing is not a condition to the Closing.

(d)                                 All non-public or other confidential information regarding the Company or its Affiliates obtained by Parent, its Affiliates, the Financing Sources or their respective Representatives, in each case pursuant to this Section 5.17, shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be shared (i) on a non-public basis with prospective lenders and investors during syndication and marketing of the financing in connection herewith and participants in the financing, in each case that enter into confidentiality arrangements customary for financing transactions of the same type as such financing (including customary “click-through” confidentiality undertakings), and (ii) on a confidential basis with rating agencies; provided, further, that the foregoing shall not prohibit such information from being included in bank or co-investor information memoranda, prospectuses, bank syndication materials, offering memoranda and private placement memoranda (including under Rule 144A or a registered offering under the Securities Act). The

Company hereby consents to the reasonable use of the Company’s and its Affiliates’ trademarks, service marks and logos solely in connection with the financing for the Merger and the other transactions contemplated by this Agreement; provided that such trademarks, service marks and logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Affiliates or the reputation or goodwill of the Company or its Affiliates, and on such other customary terms and conditions as shall be mutually agreed.

Section 5.18                             Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the shares of Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from NASDAQ prior to the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the ten (10) days following the Closing Date, the Company will deliver to Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Section 5.19                             State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company or the Merger or the other transactions contemplated by this Agreement, then the Company Board shall take any and all actions necessary to render such statutes inapplicable to the foregoing.

Section 5.20                             Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation brought by any stockholder of the Company against the Company and/or its directors or executive officers relating to the Merger and the other transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise, without the prior written consent of Parent.

Section 5.21                             Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall cause any director of the Company and each subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director of such entity effective as of the Effective Time.

Section 5.22                             Board Membership. Prior to the Effective Time, Parent shall take all necessary corporate action so that, upon and after the Effective Time, (i) the size of the Parent Board is increased by two (2) members to a total of eleven (11) members, (ii) an individual selected by the Company who meets Parent’s independence criteria as in effect as of the date of this Agreement and who is otherwise reasonably acceptable to Parent is appointed to the Parent Board as a member of the class of directors of the Parent Board with terms expiring in 2018 and

(iii) an individual selected by the Company who meets Parent’s independence criteria as in effect as of the date of this Agreement and who is otherwise reasonably acceptable to Parent is appointed to the Parent Board as a member of the class of directors of the Parent Board with terms expiring in 2020.

Section 5.23                             Dividend Record Dates. The Company shall coordinate with Parent to designate the record dates and payment dates for the Company’s quarterly dividends to coincide with the record dates and payment dates for Parent’s quarterly dividends, it being the intention of the parties that holders of Parent Common Stock and Company Common Stock shall not receive dividends twice for a corresponding fiscal quarter of either Parent or the Company.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1                                    Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Closing of the following conditions:

(a)                                           Parent shall have obtained the Parent Stockholder Approval and the Company shall have obtained the Company Stockholder Approval;

(b)                                           the Parent Stock Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance;

(c)                                            the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any Proceedings by or before the SEC seeking a stop order;

(d)                                           (i) any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or early termination thereof shall have been granted and (ii) any authorization or consent from a Governmental Authority required to be obtained with respect to the Merger under any Antitrust Law as set forth on Section 6.1(d) of the Parent Disclosure Letter hereto shall have been obtained and shall remain in full force and effect;

(e)                                            no Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.2                                    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Closing of the following additional conditions:

(a)                                           each of the representations and warranties of the Company (i) contained in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) contained in Sections 3.2(b), 3.2(c), 3.2(d), 3.3, 3.4, 3.24, 3.25, 3.26 and 3.28(a) (together with Section 3.2(a), the “Company Fundamental Representations”) shall be true and correct in all material respects, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iii) contained in this Agreement (other than the Company Fundamental Representations), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)                                           the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing;

(c)                                            since the date of this Agreement, there shall not have occurred any event, occurrence, development or change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)                                           Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c); and

(e)                                            Parent shall have received the written opinion of Parent Tax Counsel (or, if Parent Tax Counsel advises that it will not deliver a written opinion to Parent, a written opinion from each of (i) Company Tax Counsel and (ii) the Additional Tax Counsel) as of the Closing Date to the effect that, on the basis of the facts, representations, assumptions, limitations and exclusions set forth or referred to in such opinion, the Merger will not cause the KLX External Spin-Off to fail to qualify for the KLX Spin-Off Tax Treatment. In rendering the opinion described in this Section 6.2(e), Parent Tax Counsel (or Company Tax Counsel and Additional Tax Counsel) may require and rely upon (and may incorporate by reference) reasonable and customary representations, warranties and covenants, including the Parent Closing Representation Letter and the Company Closing Representation Letter.

Section 6.3                                    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Closing of the following additional conditions:

(a)                                           each of the representations and warranties of Parent and Merger Sub (i) contained in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) contained in Sections 4.2(b), 4.2(c), 4.2(d), 4.3, 4.4, 4.23 and 4.24 (together with Section 4.2(a), the “Parent Fundamental Representations”) shall be true and correct in all material respects, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iii) contained in this Agreement (other than the Parent Fundamental Representations), without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b)                                           Parent and Merger Sub shall have performed or complied in all material respects with each of their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing;

(c)                                            since the date of this Agreement, there shall not have occurred any event, occurrence, development or change that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(d)                                           the Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c); and

(e)                                            the Company shall have received the written opinion of Company Tax Counsel (or, if Company Tax Counsel advises that it will not deliver a written opinion to the Company, a written opinion from each of (i) Parent Tax Counsel and (ii) Additional Tax Counsel) as of the Closing Date to the effect that, on the basis of the facts, representations, assumptions, limitations and exclusions set forth or referred to in such opinion, the Merger will not cause the KLX External Spin-Off to fail to qualify for the KLX Spin-Off Tax Treatment. In rendering the opinion described in this Section 6.3(e), Company Tax Counsel (or Parent Tax Counsel and Additional Tax Counsel) may require and rely upon (and may incorporate by reference) reasonable and customary representations, warranties and covenants, including the Company Closing Representation Letter and the Parent Closing Representation Letter.

Section 6.4                                    Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.1 or Section 6.2 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform any of their respective material obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 6.1 or Section 6.3 to be satisfied if such failure was primarily caused by its failure to perform any of its material obligations under this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)                                           by mutual written consent of each of Parent and the Company; or

(b)                                           by either Parent or the Company, if:

(i)                                     the Merger shall not have been consummated on or before 5:00 p.m. (New York time) on October 21, 2017 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before the Termination Date;

(ii)                                  prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement or any Law shall have been enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated by this Agreement, and in the case of such an Order, such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such Order was proximately caused by, or resulted in, the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform or comply with any of its obligations under this Agreement;

(iii)                               the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iv)                              the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)                                            by the Company if:

(i)                                     Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) (treating for this purpose Section 4.13(j) as a Parent Fundamental Representation under Section 6.3(a), but only if both Company Tax Counsel and either Parent Tax Counsel or Additional Tax Counsel cannot deliver the opinions described in Section 6.3(e)) or Section 6.3(b) and (B) is not capable of being cured by Parent or Merger Sub, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent or Merger Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its material obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.2(b);

(ii)           at any time prior to the receipt of the Parent Stockholder Approval, the Parent Board shall have (A) made a Parent Adverse Recommendation Change, (B) failed to include in the Joint Proxy Statement the Parent Recommendation or (C) materially violated or breached any of its obligations under Section 5.7;

(iii)          at any time prior to receipt of the Company Stockholder Approval, in order for the Company to enter into a definitive agreement with respect to a Company Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.6(d); provided that prior to or simultaneously with such termination, the Company pays or causes to be paid to Parent the Company Termination Fee; or

(iv)          if the condition set forth in Section 6.3(e) has not been satisfied within twenty (20) Business Days following the date on which all conditions of the Closing were satisfied or waived, other than (A) the condition set forth in Section 6.3(e) and (B) those conditions that by their terms cannot be satisfied prior to the Closing, but which conditions would be satisfied or would be capable of being satisfied if the Closing occurred as of such date.

(d)           by Parent if:

(i)            the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) (treating for this purpose Section 3.27 as a Company Fundamental Representation under Section 6.2(a), but only if both Parent Tax Counsel and either Company Tax Counsel or Additional Tax Counsel cannot deliver the opinions described in Section 6.2(e)) or Section 6.2(b) and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its material obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.3(b);

(ii)           at any time prior to the receipt of the Company Stockholder Approval, the Company Board shall have (A) made a Company Adverse Recommendation Change, (B) failed to include in the Joint Proxy Statement the Company Recommendation or (C) materially violated or breached any of its obligations under Section 5.6;

(iii)          at any time prior to receipt of the Parent Stockholder Approval, in order for Parent to enter into a definitive agreement with respect to a Parent Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.7(d); provided that prior to or simultaneously with such termination, Parent pays or causes to be paid to the Company the Parent Termination Fee; or

(iv)          if the condition set forth in Section 6.2(e) has not been satisfied within twenty (20) Business Days following the date on which all conditions of the Closing were satisfied or waived, other than (A) the condition set forth in Section 6.2(e) and (B) those conditions that by their terms cannot be satisfied prior to the Closing, but which conditions would be satisfied or would be capable of being satisfied if the Closing occurred as of such date.

Section 7.2            Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 7.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 7.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from any intentional breach of this Agreement prior to such termination or fraud, in which case, except as provided in Section 7.3, the aggrieved party shall be entitled to all remedies available at law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of the benefit of the Merger, any lost shareholder premium, any lost synergies, the time value of money and any benefit to the breaching party or its shareholders arising from such intentional breach or fraud; and provided, further, that the Confidentiality Agreement, this Section 7.2, Section 7.3 and Article VIII shall survive any termination of this Agreement pursuant to Section 7.1. For purposes of this Agreement, “intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of this Agreement.

Section 7.3            Termination Fees.

(a)           If this Agreement is terminated by:

(i)            Parent pursuant to Section 7.1(d)(i) on the basis of a breach of a covenant or agreement contained in this Agreement or either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and in any such case (A) prior to such termination (or prior to the Company Stockholders’ Meeting in the case of termination pursuant to Section 7.1(b)(iii)), a Company Acquisition Proposal that has been made after the date of this Agreement shall have been publicly disclosed and not publicly withdrawn prior to such date and (B) within twelve (12) months after such termination, a Company Acquisition Proposal is consummated or the Company enters into a definitive agreement with respect to a Company Acquisition Proposal, which transaction is thereafter consummated (regardless of when such transaction is consummated) (provided, however, that for purposes of this Section 7.3(a)(i)(B), the references to “twenty percent (20%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)           the Company pursuant to Section 7.1(c)(iii); or

(iii)          Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee.

Any payments required to be made under this Section 7.3(a) shall be made by wire transfer of same-day funds to the account or accounts designated by Parent, (x) in the case of clause (i) above, on the same day as the consummation of the transaction contemplated therein, (y) in the case of clause (ii) above, immediately prior to or simultaneously with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than three (3) Business Days after the date of such termination.

(b)           If this Agreement is terminated by:

(i)            the Company pursuant to Section 7.1(c)(i) on the basis of a breach of a covenant or agreement contained in this Agreement or either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iv), and in any such case (A) prior to such termination (or prior to the Parent Stockholders’ Meeting in the case of termination pursuant to Section 7.1(b)(iv)), a Parent Acquisition Proposal that has been made after the date of this Agreement shall have been publicly disclosed and not publicly withdrawn prior to such date and (B) within twelve (12) months after such termination, a Parent Acquisition Proposal is consummated or Parent enters into a definitive agreement with respect to a Parent Acquisition Proposal, which transaction is thereafter consummated (regardless of when such transaction is consummated) (provided, however, that for purposes of this Section 7.3(b)(i)(B), the references to “twenty percent (20%)” in the definition of Parent Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)           Parent pursuant to Section 7.1(d)(iii); or

(iii)          the Company pursuant to Section 7.1(c)(ii);

then, in any such case, Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee.

Any payments required to be made under this Section 7.3(b) shall be made by wire transfer of same-day funds to the account or accounts designated by the Company, (x) in the case of clause (i) above, on the same day as the consummation of the transaction contemplated therein, (y) in the case of clause (ii) above, immediately prior to or simultaneously with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than three (3) Business Days after the date of such termination.

(c)           In the event this Agreement is terminated by (i) either Parent or the Company pursuant to Section 7.1(b)(iii), (ii) the Company pursuant to Section 7.1(c)(iv) or (iii) Parent pursuant to Section 7.1(d)(i) or Section 7.1(d)(iv) and any of (A) (x) a breach or inaccuracy in any representation, warranty or covenant contained in Section 3.27 and the fact or facts giving rise to such breach or inaccuracy causes Parent Tax Counsel to be unwilling or unable to deliver the opinion described in Section 6.2(e) and (y) either Company Tax Counsel or the Additional Tax Counsel is unwilling or unable to deliver the opinion described in Section 6.2(e) for any reason or (B) the Company fails to comply with Section 5.15, then the Company shall pay Parent (by wire transfer of immediately available funds) the reasonable and documented out-of-pocket costs and expenses, including all fees and expenses incurred in connection with the financing of the transactions contemplated by this Agreement and the fees and expenses of counsel, accountants, investment bankers, experts and consultants, incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $85,000,000 (the “Parent Expenses”); provided that any payment of the Parent Expenses shall not affect Parent’s right to receive any Company Termination Fee otherwise due under Section 7.3(a), but shall reduce, on a dollar-for-dollar basis, any Company Termination Fee that becomes due and payable under Section 7.3(a).

(d)           In the event this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iv), then Parent shall pay the Company (by wire transfer of immediately available funds) the reasonable and documented out-of-pocket costs and expenses, including the fees and expenses of counsel, accountants, investment bankers, experts and consultants, incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $56,000,000 (the “Company Expenses”); provided that any payment of the Company Expenses shall not affect the Company’s right to receive any Parent Termination Fee otherwise due under Section 7.3(b), but shall reduce, on a dollar-for-dollar basis, any Parent Termination Fee that becomes due and payable under Section 7.3(b).

(e)           Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall either the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion.

(f)            Notwithstanding anything to the contrary set forth in this Agreement, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 7.3(a) and/or the right to receive payment of the Parent Expenses pursuant to Section 7.3(c), shall, in circumstances in which the Company Termination Fee or Parent Expenses (as applicable) are owed, constitute the sole and exclusive monetary remedy (other than (i) in the event of a termination pursuant to Section 7.1(d)(ii)(B) and (C), (ii) in the event of an intentional breach by the Company of Section 5.15 or a fraudulent breach of Section 3.27 and

(iii)  Parent’s right, after having received the Parent Expenses, to receive the Company Termination Fee less the Parent Expenses in the circumstances expressly contemplated in Section 7.3(a)) of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to any amounts owing pursuant to Section 7.3(g)).  Notwithstanding anything to the contrary set forth in this Agreement, the Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to Section 7.3(b) and/or the right to receive payment of the Company Expenses pursuant to Section 7.3(d), shall, in circumstances in which the Parent Termination Fee or Company Expenses (as applicable) are owed, constitute the sole and exclusive monetary remedy (other than (i) in the event of a termination pursuant to Section 7.1(c)(ii)(B) and (C), (ii) in the event of an intentional breach by Parent of Section 5.15 or a fraudulent breach of Section 4.13(j) and (iii) the Company’s right, after having received the Company Expenses, to receive the Parent Termination Fee less the Company Expenses in the circumstances expressly contemplated in Section 7.3(b)) of the Company against Parent and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to any amounts owing pursuant to Section 7.3(g)).

(g)           Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the other for the payment of any amount set forth in this Section 7.3, the Company or Parent, as applicable, shall pay the other its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 7.4            Amendment. This Agreement may be amended by mutual agreement of the parties hereto in writing at any time before or after receipt of the Company Stockholder Approval or Parent Stockholder Approval; provided, however, that after the Company Stockholder Approval or Parent Stockholder Approval has been obtained, there shall not be any amendment that by applicable Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company or Parent, as applicable, without such further approval of such stockholders nor any amendment or change not permitted under applicable Law; provided, further, that no amendment to this Agreement shall be made that would adversely affect the rights of the Financing Sources as set forth in this Section 7.4 or Sections 8.8, 8.13 or 8.14 without the prior written consent of the Financing Sources.

Section 7.5            Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1            Non-Survival of Representations and Warranties. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2            Expenses. Except as expressly set forth herein (including Section 7.3), all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 8.3            Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail, addressed as follows:

if to Parent or Merger Sub:

Rockwell Collins, Inc.
400 Collins Road N.E.
Cedar Rapids, IA 52498
Phone:	(319) 263-0212
Fax:	(319) 295-3599
Email:	robert.perna@rockwellcollins.com
Attention:	Robert Perna

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Phone: (312) 407-0700
Fax: (312) 407-0411
Email:	Charles.Mulaney@skadden.com;
Richard.Witzel@skadden.com
Attention:	Charles W. Mulaney, Jr.
Richard C. Witzel, Jr.

if to the Company:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Phone:	(561) 791-5000 x1405
Fax:	(561) 791-3966
Email:	ryan_patch@beaerospace.com
Attention:	Ryan Patch

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Phone:	(212) 848-4000
Fax:	(212) 848-7179
Email:	ccondon@shearman.com
rkatz@shearman.com
Attention:	Creighton O’M. Condon
Robert M. Katz

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 8.3; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 8.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.3.

Section 8.4            Interpretation; Certain Definitions.

(a)           The parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)           The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to October 23, 2016, unless the context requires otherwise. References to any information or document being “made available” or “furnished” and words of similar import shall include such information or document having been posted to the online data room hosted on behalf of the Company by Merrill Corporation at https://us1.merrillcorp.com/bidder/index_frame.do?projectId=219685 prior to the date of this Agreement. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States.

Section 8.5            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 8.6            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that any Merger Sub may assign any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof so long as such assignment would not delay, impair or prevent consummation of the Merger or otherwise have a Parent Material Adverse Effect and Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.6 shall be null and void.

Section 8.7            Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.8            No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (a) the D&O Indemnified Parties (with respect to Section 5.8 and this Section 8.8 from and after the Effective Time), (b) from and after the Effective time, the holders of Company Common Stock and Company Equity Awards (with respect to Article II) and (c) each Financing Source (solely with respect to this Section 8.8 and Sections 7.4, 8.13 and 8.14 hereof) are each intended third-party beneficiaries hereof.

Section 8.9            Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.10          Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that, prior to any termination of this Agreement in accordance with Section 7.1, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.11          Consent to Jurisdiction.

(a)           Each of the parties hereto hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (iv) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of Parent, Merger Sub and the Company agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each party irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto may be made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

Section 8.12          Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.13          WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN ANY OF THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, INCLUDING WITH RESPECT TO ANY PROCEEDING OR COUNTERCLAIM THAT INVOLVES THE FINANCING SOURCES.

Section 8.14          Certain Claims.

(a)           Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that it will not bring or support any Proceeding (whether based on contract, tort or otherwise) against the Financing Sources in any way relating to this Agreement or the Merger, including any dispute arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 8.13 relating to waiver of jury trial shall apply to any Proceeding referenced in this Section 8.14(a).

(b)           Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that all Proceedings (whether based on contract, tort or otherwise) against the Financing Sources in any way relating to this Agreement or the Merger, including any dispute arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement, or the performance thereof, shall be governed by and construed in accordance with, the Laws of the State of New York; provided, however, that on or prior to the Closing Date, the definitions of Company Material Adverse Effect and the representations set forth in this Agreement shall, for the purposes of any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement, be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that neither it nor any of its Representatives or Affiliates shall have any rights or claims against any Financing Source in connection with or related to this Agreement, the Merger or any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement, or any alternative financing in connection therewith. In addition, no Financing Source shall have any liability or obligation to the Company or any of the Company’s Affiliates or Representatives in connection with or related to this Agreement, the Merger or any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Nothing in this Section 8.14(c) shall modify or alter the rights of Parent under any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement between or among Parent and any of its Subsidiaries and any Financing Source entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in any commitment letter, engagement letter or any such definitive financing documentation, as applicable, the provisions of such commitment letter, engagement letter or definitive financing documentation, as applicable, shall govern and control.

(d)           In executing any certificate or other documentation in connection with this Agreement, directors, officers and employees of Parent and the Company are acting in their corporate capacities and are not assuming personal liability in connection therewith.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROCKWELL COLLINS, INC.

By:	/s/ Robert K. Ortberg
	Name:	Robert K. Ortberg
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Merger Agreement]

QUARTERBACK MERGER SUB CORP.

By:	/s/ Robert Perna
	Name:	Robert Perna
	Title:	Vice President

[Signature Page to Merger Agreement]

B/E AEROSPACE, INC.

By:	/s/ Amin J. Khoury
	Name:	Amin J. Khoury
	Title:	Executive Chairman of the Board

[Signature Page to Merger Agreement]

APPENDIX A

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” shall mean a proposal or offer from any Person providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company, pursuant to which any such Person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company, (ii) sale or other disposition, directly or indirectly, of assets of the Company (including the capital stock or other equity interests of any of its Subsidiaries) or any Subsidiary of the Company representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any Person will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of the Company or (v) any related combination of the foregoing.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean the Company Options, Company Restricted Stock Awards, Company RSU Awards and Company DSU Awards.

“Company Equity Plan” shall mean the BE Aerospace, Inc. 2005 Long-Term Incentive Plan, as amended from time to time, and any other equity or equity-based plan, program, or arrangement of the Company or any of its Subsidiaries or any predecessor thereof, other than the Company ESPP.

“Company ERISA Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Appendix A-1

“Company ESPP” shall mean the B/E Aerospace, Inc. Amended and Restated 1994 Employee Stock Purchase Plan, as amended from time to time.

“Company Intervening Event” means a material event or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known to the Company Board as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Company Board prior to the Company Stockholder Approval; provided, however, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal constitute a Company Intervening Event.

“Company Material Adverse Effect” shall mean any event, occurrence, development or change that has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following (or the results thereof) shall constitute or be taken into account in determining whether a Company Material Adverse Effect shall have occurred: (i) changes in general economic, financial market, regulatory, business, financial, political, geopolitical, credit or capital market conditions, including interest or exchange rates; (ii) general changes or developments in any of the industries or markets, or in the business conditions in the geographic regions, in which the Company or any of its Subsidiaries operate (or applicable portions or segments of such industries or markets); (iii) changes in any applicable U.S. Laws or accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of the Company’s securities or other financial instruments or change in the Company’s credit rating, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether a Company Material Adverse Effect has occurred); (v) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third party estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God, weather-related events, fires or natural disasters; (vii) any action taken or not taken at the express written request of Parent after the date of this Agreement; or (viii) the public announcement or pendency of the Merger or the other transactions contemplated by this Agreement or the identity of Parent; provided that if the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vi) above have a material disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries operate, such facts, circumstances, events, changes, occurrences or efforts may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Option” shall mean each option to purchase shares of Company Common Stock.

Appendix A-2

“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

“Company Signing Representation Letter” shall mean the representation letter executed by the Company on or prior to the date of this Agreement and delivered to Parent Tax Counsel and Company Tax Counsel, attached hereto as Exhibit D.

“Company Superior Proposal” shall mean a bona fide written Company Acquisition Proposal (provided that for purposes of this definition, references to twenty percent (20%) in the definition of “Company Acquisition Proposal” shall be deemed to be references to fifty percent (50%)) which the Company Board determines in good faith (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, and any changes to the terms of this Agreement offered by Parent in response to such Company Acquisition Proposal.

“Company Tax Counsel” shall mean Shearman & Sterling LLP or such other nationally recognized law firm as the Company may select.

“Company Termination Fee” shall mean $200,000,000.00.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated July 7, 2016, between Parent and the Company.

“Contract” shall mean any binding written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment, partnership, limited liability company or other agreement.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. The terms “Controlling” and “Controlled by” shall have correlative meanings.

“Customs & International Trade Authorizations” shall mean any and all licenses, registrations, and approvals required pursuant to the Customs & International Trade Laws for the lawful export or import of goods, software, technology, technical data, and services and international financial transactions.

“Customs & International Trade Laws” shall mean the applicable export control, sanctions, import, customs and trade, anti-bribery, and anti-boycott Laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including the UK Bribery Act 2010, the Tariff Act of 1930, as amended, and other applicable Laws, administered or enforced by the U.S. Department of Commerce, U.S. International Trade

Appendix A-3

Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended, the National Defense Authorization Act for Fiscal Year 2012, the National Defense Authorization Act for Fiscal Year 2013, and the embargoes and restrictions administered by OFAC; Executive Orders regarding embargoes and restrictions on transactions with designated countries and entities, including Persons designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, and Persons designated on the U.S. Department of State sanctions lists; the anti-boycott Laws administered by the U.S. Department of Commerce; and the anti-boycott Laws administered by the U.S. Department of the Treasury.

“Delaware Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Environmental Laws” shall mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar foreign, state and local statutes, in effect as of the date of this Agreement.

“Equity Award Exchange Ratio” means the quotient obtained by dividing (i) the Merger Consideration by (ii) the Parent Stock Price; provided that the value of the portion of the Merger Consideration that consists of shares of Parent Common Stock shall be determined by multiplying (x) the number of such shares of Parent Common Stock by (y) the Parent Stock Price.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean the following (in each case rounded to four decimal places): (i) if the Parent Stock Price is an amount greater than $89.97, then the Exchange Ratio is 0.3101; (ii) if the Parent Stock Price is an amount greater than or equal to $77.41 but less than or equal to $89.97, then the Exchange Ratio shall be an amount equal to the quotient

Appendix A-4

obtained by dividing (x) $27.90 by (y) the Parent Stock Price; and (iii) if the Parent Stock Price is less than $77.41, then the Exchange Ratio is 0.3604.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of December 16, 2014, among the Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, as Syndication Agents, Credit Suisse AG, Cayman Islands Branch, TD Bank, N.A., Royal Bank of Canada, Deutsche Bank Securities Inc., Barclays Bank PLC, Bank of Tokyo-Mitsubishi UFJ, Ltd. and Capital One Business Credit Corp., as Documentation Agents, and certain lenders party thereto, as amended prior to the date of this Agreement.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Financing Source” shall mean, in its capacity as such, any agent, arranger, lender, underwriter, purchaser, noteholder or other debt or equity financing source providing a commitment to provide or arrange all or part of the financing pursuant to any commitment letter, engagement letter or any definitive financing documents in connection with the transactions contemplated by this Agreement, or any alternative financing in connection therewith (whether debt or equity and whether public or private), including any joinder agreements, indentures or credit agreements entered into pursuant thereto or related thereto, and their respective Affiliates, and such agent’s, arranger’s, lender’s, underwriter’s, purchaser’s, noteholder’s or other debt or equity financing source’s (and their respective Affiliates’) equityholders, members, employees, officers, directors, attorneys, agents, advisors or Representatives, and their respective successors and permitted assigns.

“Foreign Plan” shall mean Company Benefit Plans that are subject to any Law other than U.S., federal, state or local law.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Materials” shall mean any material, substance, chemical or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution, waste or the environment or (ii) can form the basis of any liability under any Law relating to pollution, waste or the environment.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (iv) any capitalized lease obligations, (v) any direct or contingent obligations under

Appendix A-5

letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (vi) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (vii) guarantees in respect of clauses (i) through (vi) including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

“IRS” shall mean the United States Internal Revenue Service.

“KLX” shall mean KLX, Inc., a Delaware corporation.

“KLX Closing Representation Letter” shall mean the representation letter executed by KLX and delivered to Shearman & Sterling, dated as of the Closing Date, described in Section 7.3(f) of the KLX Tax Sharing Agreement.

“KLX Contribution” shall have the same meaning as the term “Contribution” in the KLX Tax Sharing Agreement.

“KLX Debt Repayment” shall have the same meaning as the term “Debt Repayment” in the KLX Tax Sharing Agreement.

“KLX Distribution” shall have the same meaning as the term “Distribution” in the KLX Tax Sharing Agreement.

“KLX External Spin-Off” shall have the same meaning as the term “External Spin-Off” in the KLX Tax Sharing Agreement.

“KLX Internal Restructuring” shall have the same meaning as the term “Internal Restructuring” in the KLX Tax Sharing Agreement.

“KLX Signing Representation Letter” shall mean the representation letter executed by KLX on or prior to the date of this Agreement and delivered to Shearman & Sterling LLP pursuant to the KLX TSA Amendment.

“KLX Spin-Off Tax Treatment” shall mean the qualification of (i) the KLX Contribution and the KLX Distribution, taken together, as a reorganization under Section 368(a)(1)(D) of the Code pursuant to which no gain or loss was recognized by the Company or KLX under Sections 357, 361 and 1032 of the Code with each of the Company and KLX as a party to the reorganization, (ii) the KLX Debt Repayment as a transfer under Section 361(b)(3) of the Code such that no gain was recognized by the Company upon the receipt of cash proceeds in connection with the KLX Contribution and (iii) the KLX Distribution for nonrecognition of gain or loss under Sections 355 and 361 of the Code.

“Knowledge” shall mean the actual knowledge of each of the following officers and employees of the Company or Parent, as applicable, after reasonable inquiry by each such person: (i) for the Company: Amin J. Khoury, Werner Lieberherr, Joseph T. Lower and Ryan M. Patch; and (ii) for Parent: Robert K. Ortberg, Patrick E. Allen and Robert J. Perna.

Appendix A-6

“Law” shall mean any domestic, federal, state, municipal, local, national, supranational or foreign statute or law (whether statutory or common law), constitution, code, ordinance, rule, regulation, order, writ, judgment, decree, binding directive (including those of any applicable self-regulatory organization), arbitration award, agency requirement or any other enforceable requirement of any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, easements or charges of any kind.

“NASDAQ” shall mean The NASDAQ Stock Market.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

“Parent Acquisition Proposal” shall mean a proposal or offer from any Person providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving Parent, pursuant to which any such Person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of Parent, (ii) sale or other disposition, directly or indirectly, of assets of Parent (including the capital stock or other equity interests of any of its Subsidiaries) or any Subsidiary of Parent representing twenty percent (20%) or more of the consolidated assets, revenues or net income of Parent and its Subsidiaries taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of Parent, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any Person will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of Parent or (v) any related combination of the foregoing, in the case of each of (i) through (v) above, a condition of which is that the transactions contemplated by this Agreement do not occur or that could only be completed if the transactions contemplated by this Agreement do not occur.

“Parent Benefit Plan” shall mean (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether written or unwritten, that Parent, any of its Subsidiaries or any Parent ERISA Affiliate adopted, maintains, sponsors, participates in, is a party or contributes to or with respect to which Parent or any of its Subsidiaries could reasonably be expected to have any material liability; and (ii) each other material employment or employee benefit plan, program, practice, policy, arrangement or agreement, whether written or unwritten, including any equity option, equity purchase, equity appreciation right or other equity or equity-based incentive, cash bonus or incentive compensation, employment, change in control, retention, retirement or supplemental retirement, deferred compensation, profit-sharing, unemployment, severance, termination pay, welfare, hospitalization or medical, life, accidental death and dismemberment, long- or short-term disability, fringe benefit or other similar compensation or employee benefit plan, program, practice, policy, arrangement or agreement for any current or former employee or director of, or other individual service provider to, Parent or any of its

Appendix A-7

Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that Parent or any of its Subsidiaries adopted, maintains, sponsors, participates in, is a party or contributes to, or with respect to which Parent or any of its Subsidiaries could reasonably be expected to have any liability.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Equity Awards” shall mean options to purchase Parent Common Stock, restricted stock awards subject to time-based or other vesting or lapse restrictions, restricted stock unit awards subject to time-based, performance or other vesting or lapse restrictions or performance shares subject to time-based, performance or other vesting or lapse restrictions.

“Parent ERISA Affiliate” shall mean any Person under common control with Parent within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Parent Intervening Event” means a material event or circumstance that was not known to the Parent Board on the date of this Agreement (or if known, the consequences of which were not known to the Parent Board as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Parent Board prior to the Parent Stockholder Approval; provided, however, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal constitute a Parent Intervening Event.

“Parent Material Adverse Effect” shall mean any event, occurrence, development or change that has a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following (or the results thereof) shall constitute or be taken into account in determining whether a Parent Material Adverse Effect shall have occurred: (i) changes in general economic, financial market, regulatory, business, financial, political, geopolitical, credit or capital market conditions, including interest or exchange rates; (ii) general changes or developments in any of the industries or markets, or in the business conditions in the geographic regions, in which Parent or any of its Subsidiaries operate (or applicable portions or segments of such industries or markets); (iii) changes in any applicable U.S. Laws or accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of Parent’s securities or other financial instruments or change in Parent’s credit rating, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (v) any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third party estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any outbreak or escalation of hostilities or war or any

Appendix A-8

act of terrorism, or any acts of God, weather-related events, fires or natural disasters; (vii) any action taken or not taken at the express written request of the Company after the date of this Agreement; or (viii) the public announcement or pendency of the Merger or the other transactions contemplated by this Agreement or the identity of the Company; provided that if the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vi) above have a material disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate, such facts, circumstances, events, changes, occurrences or efforts may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Parent Organizational Documents” shall mean the certificate of incorporation and bylaws, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.

“Parent Recommendation” shall mean the recommendation of the Parent Board that the stockholders of Parent approve the Parent Stock Issuance.

“Parent Signing Representation Letter” shall mean the representation letter executed by Parent on or prior to the date of this Agreement and delivered to Parent Tax Counsel and Company Tax Counsel, attached hereto as Exhibit E.

“Parent Superior Proposal” shall mean a bona fide written Parent Acquisition Proposal (provided that for purposes of this definition, references to twenty percent (20%) in the definition of “Parent Acquisition Proposal” shall be deemed to be references to fifty percent (50%)) which the Parent Board determines in good faith (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to Parent’s stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, and any changes to the terms of this Agreement offered by the Company in response to such Parent Acquisition Proposal.

“Parent Stock Price” shall mean the average VWAP of Parent Common Stock for the twenty (20) consecutive Trading Days ending immediately prior to the Closing Date, starting with the opening of trading on the first such Trading Day to the closing of the last Trading Day prior to the Closing Date.

“Parent Tax Counsel” shall mean Skadden, Arps, Slate, Meagher & Flom LLP or such other nationally recognized law firm as Parent may select.

“Parent Termination Fee” shall mean $300,000,000.00.

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due or that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens incurred in the ordinary course of business, or that are not yet due or that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in

Appendix A-9

accordance with GAAP, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property and that are not violated in any material respect by the current use and operation of such leased real property or the operation of the business of the Company and its Subsidiaries, (v) with respect to all leased real property, all Liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor, (vi) Liens or other imperfections of title, if any, that would not reasonably be expected to be, individually or in the aggregate, material to a Person and its Subsidiaries, taken as a whole, including Liens for any supplemental Taxes or assessments not shown by public records, including refinancings thereof, (vii) in the case of Intellectual Property Rights, licenses of rights entered into in the ordinary course of business, (viii) any other Liens that will be released on or prior to the Closing Date and (ix) the replacement, extension or renewal of any of the foregoing.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Proceedings” shall mean legal, administrative, arbitral or other proceedings, suits, actions, investigations, examinations, claims, hearings, charges, complaints, indictments or litigations.

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives and, with respect to Parent, its Financing Sources.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean any Person that is the target of Sanctions, including, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state, (ii) any Person located, organized or resident in a Sanctioned Country, or (iii) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).

Appendix A-10

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, state securities or “blue sky” laws, all similar foreign securities laws and the rules and regulations promulgated thereunder.

“Security” shall mean, with respect to any Person, any series of common stock, preferred stock and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.

“Security Clearances” shall mean all personnel and facility security clearances required for access to information classified pursuant to Executive Order 13526 or similar Order that is necessary for operation of a Person’s business as presently conducted.

“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority.

“Trading Day” shall mean any day on which the NYSE is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 PM New York City time.

Appendix A-11

“Treasury Regulations” shall mean regulations promulgated by the IRS under the Code.

“VWAP” shall mean, for any Trading Day, the volume-weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent).

Appendix A-12